ASSET PURCHASE AGREEMENT
by and among
CARLISLE CORPORATION
WENDELTA, INC.
WENDELTA PROPERTY HOLDINGS, LLC
CARLISLE VANC, LLC
REALTY VANC, LLC
and
NPC QUALITY BURGERS, INC.
Dated as of June 11, 2014

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4.2	Authorization.	24
4.3	Absence of Restrictions and Conflicts.	24
4.4	Consents.	24
4.5	Litigation.	24
4.6	Financial Ability.	24
4.7	Brokers, Finders, and Investment Bankers.	25
4.8	Disclaimer.	25
Section 5.	Additional Covenants and Agreements.	25
5.1	Conduct of Business.	25
5.2	Access to Information.	26
5.3	Confidentiality.	27
5.4	Consents.	27
5.5	Fees and Expenses.	29
5.6	Public Announcements.	29
5.7	Employees; Employee Benefits.	30
5.8	Compliance with Bulk Sales Laws.	31
5.9	Further Assurances.	31
5.1	Notification of Certain Matters.	31
5.11	Franchise Agreements.	32
5.12	Deficiencies.	32
5.13	Casualty Loss.	32
5.14	Utilities.	32
5.15	Misdirected Payments.	33
5.16	Seller Parent Guaranty; Joint and Several Obligations	33
5.17	Business Financial Statements.	33
5.18	Efforts to Consummate.	34
5.19	Exclusive Dealing	34
5.2	Sale of Certain 1031 Purchased Properties	34
Section 6.	FAR Requirements.	35
6.1	FAR Payments.	35
6.2	Exceptions.	35
Section 7.	Conditions to Closing; Termination.	35
7.1	Conditions to the Obligations of Buyer.	35
7.2	Conditions to the Obligations of Sellers.	37
7.3	Termination of Agreement.	38
Section 8.	Survival of Representations and Warranties, Etc.; Indemnification.	39
8.1	Survival of Representations, Warranties, Covenants, and Agreements; Right to Indemnification not Affected by Knowledge.	39
8.2	Indemnification Obligations of Sellers and Seller Parent.	40
8.3	Indemnification Obligations of Buyer.	41
8.4	Indemnification Procedure.	41

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8.5	Claims Period.	43
8.6	Deductible Amount; Limitation Amount.	44
8.7	Right of Offset.	44
Section 9.	Miscellaneous.	45
9.1	Notices.	45
9.2	Attachments.	46
9.3	Successors in Interest; Assignment.	46
9.4	Controlling Law; Integration; Amendment.	47
9.5	Severability.	47
9.6	Counterparts.	47
9.7	Headings.	47
9.8	Third Party Beneficiaries.	47
9.9	Interpretation.	48
9.1	Equitable Relief.	48
9.11	Electronic Transmission.	48
9.12	Calculation of Time Periods; Time of Essence..	48
9.13	Lawful Authority.	48

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EXHIBITS
Exhibit A - Definitions
Exhibit B – Lease Terms and Form of Lease
Exhibit C – Assignment and Assumption of Lease Agreements
Exhibit D – Inventory Reconciliation Form
Exhibit E – Assignment and Assumption of Contracts
Exhibit F – Bill of Sale and Assignment
Exhibit G – Franchise Agreements
Exhibit H – Image Activation and Refresh Plan; Marginal Restaurants
Exhibit I – Forms of Special Warranty Deeds (North Carolina and Virginia)

SCHEDULES
Schedule 1.1 – Restaurants
Schedule 1.1(f) - Licenses
Schedule 1.2(a)(i) - Leased Equipment
Schedule 1.2(a)(ii) - Equipment Leases
Schedule 1.2(b)(i) - Assigned Contracts
Schedule 1.2(b)(ii) - Excluded Contracts
Schedule 1.2(g) - Other Excluded Property
Schedule 1.3(a) - Owned Real Property
Schedule 1.3(b) - Leased Real Property
Schedule 1.3(d) - Seller Option Property
Schedule 1.3(e) - 1031 Properties
Schedule 3.3 - Restrictions and Conflicts
Schedule 3.4 - Consents
Schedule 3.6 - Subsidiaries and Capital Structure
Schedule 3.8 - Liabilities
Schedule 3.9(c) - Ownership, Condition, and Sufficiency of Assets
Schedule 3.10 - Absence of Certain Changes
Schedule 3.11 - Legal Proceedings
Schedule 3.12 - ADA violations
Schedule 3.12(a) - Licenses
Schedule 3.13 - Contracts
Schedule 3.14 - Taxes
Schedule 3.15 - Benefit Plans
Schedule 3.15(e) – Post-Employment Benefits
Schedule 3.15(f) – Compensation/Benefits due to Employees
Schedule 3.15(g) - Actions against Benefit Plans
Schedule 3.16 - Labor Matters
Schedule 3.17 - Insurance Policies
Schedule 3.17(b) - Insurance Premiums
Schedule 3.18 - Intellectual Property
Schedule 3.20 - Environmental Matters

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Schedule 3.21 - Related Party Agreements and Transactions
Schedule 3.24 - Broker Fees
Schedule 4.3 - Absence of Restrictions and Conflicts
Schedule 4.4 - Governmental Consent, Approval, Order or Authorization

v

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into effective as of this 11th day of June, 2014, by and among WENDELTA, INC., a Mississippi corporation, WENDELTA PROPERTY HOLDINGS, LLC, a Mississippi limited liability company, CARLISLE VANC, LLC, a Delaware limited liability company, REALTY VANC, LLC, a Delaware limited liability company (collectively, "Sellers"), CARLISLE CORPORATION a Tennessee corporation ("Seller Parent") and NPC QUALITY BURGERS, INC. a Kansas corporation ("Buyer"). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings specified in Exhibit A to this Agreement.
W I T N E S S E T H:
WHEREAS, Sellers operate 56 Wendy's restaurants listed on Schedule 1.1 hereto and own or lease certain real and personal property that they use in connection with such restaurants (the "Business"); and
WHEREAS, on the terms and subject to the conditions contained in this Agreement, Sellers desire to sell, convey, assign, transfer, or lease (as provided below) substantially all of the real and personal property used by Sellers in the operation of the Business and Buyer desires to acquire or lease (as provided below) such restaurants and property.
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.Transfer of Business and Property.
1.1    Personal Property. Subject to the terms of this Agreement, at the Closing Sellers shall sell, convey, assign, transfer, and deliver to the Buyer, and the Buyer shall purchase and acquire from Sellers, all of Sellers' right, title, and interest in and to the following types of personal property (collectively, the "Personal Property") relating to the Business being conducted at the restaurants listed on Schedule 1.1 hereto (collectively, the "Restaurants") free and clear of all Liens:
(a)    all furniture, signs, fixtures, equipment, and other tangible personal property located in the Restaurants;
(b)    all prepaid rents, advertising, and other amounts, and all utility and miscellaneous deposits relating to the Restaurants;
(c)    all uniforms, menus, dishes, glassware, utensils, and other small wares located in the Restaurants;
(d)    all inventories of usable food ingredients, packaging materials, supplies, paper products, and other consumables and stores in the Restaurants, as well as a cash bank for each Restaurant consisting of cash in drawers and in safes located in such Restaurant (but excluding any deposits in safes located in such Restaurants and any amounts in bank

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accounts) in an amount and in denominations adequate to do business at such Restaurant on the morning of the Closing Date;
(e)    copies of real property records relating solely to the operations of the Restaurants, and copies of certain personnel and payroll records relating solely to the Hired Employees;
(f)    all transferable Licenses of Sellers, which are listed in Schedule 1.1(f);
(g)    all of Sellers' rights, to the extent they may be transferred, against their suppliers with respect to express or implied warranties made in the sale to Sellers of the Purchased Assets;
(h)    all rights of Sellers relating to prepaid expenses, claims for refund and rights of offset; and
(i)    all rights of Seller in rebates of Quality Supply Chain Co-op, Inc. ("QSCC") for the portion of 2014 after Closing.
1.2    Excluded Property. It is expressly understood and agreed that:
(a)    Leased Equipment.
The Personal Property shall not include the equipment listed or described on Schedule 1.2(a)(i) (collectively, the "Leased Equipment"), which is leased by the Sellers pursuant to lease agreements with third parties listed in the schedule. Sellers will assign and transfer to the Buyer all of Sellers' right, title, and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay, and discharge when due all of the terms, covenants, liabilities and obligations of Sellers arising after and for the period after the Closing (excluding liabilities and obligations arising out of or relating to a breach by Sellers or a breach relating to or resulting from any act, error, omission, condition or circumstance existing or occurring at or prior to the Closing) under, each Equipment Lease listed or described on Schedule 1.2(a)(ii) but excluding for the avoidance of doubt any leases for the equipment and software described in the last sentence of this Section 1.2(a) (collectively, the "Equipment Leases"). Sellers agree to acquire the point of sale and related equipment and software leased to Sellers pursuant to the lease agreements with California First National Bank or California First Leasing Corporation effective at or prior to Closing with no Liability or obligation of Buyer under such lease agreements, and all of point of sale and related equipment and software used in the Restaurants will be included in the Purchased Assets transferred to Buyer at Closing at no additional cost to Buyer.
(b)    Contracts.
The relevant Sellers will assign and transfer to the Buyer all of Sellers' right, title, and interest in and to, and the Buyer will assume and will agree to faithfully perform, pay, and discharge when due all of the terms, covenants, liabilities, and obligations of Sellers arising after and relating to the period after Closing (excluding liabilities and obligations arising out of or relating to a breach by

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Sellers or a breach relating to or resulting from any act, error, omission, condition, or circumstance existing or occurring at or prior to the Closing) under, each contract and agreement (including, without limitation, each service, security, maintenance, print advertising and supply contract) used on the Closing Date in the normal and customary operations of, and that relates specifically to, one or more of the Restaurants, that is listed on Schedule 1.2(b)(i) along with the Real Estate Purchase Agreement, but excluding the Excluded Contracts and excluding the Equipment Leases and Franchise Agreements which are assigned separately under this Agreement (collectively, the "Assigned Contracts"). The Assigned Contracts shall not include, and Sellers will not assign, (i) any contracts for credit card service involving one or more of the Restaurants, (ii) automobile leases, (iii) contracts relating to Sellers' corporate operations, and (iv) any contracts specifically listed on Schedule 1.2(b)(ii) (the contracts described in Section 1.2(b)(i) through (iv) being the "Excluded Contracts"). All Excluded Contracts to the extent related to the Restaurants will be terminated or amended to exclude the Restaurants at Closing by Sellers.
(c)    Ordinary Course Dispositions.
The Personal Property relating to any individual Restaurant shall not include any inventory which is disposed of prior to the Closing in the Ordinary Course of Business.
(d)    Cash, Etc.
The Personal Property shall not include any cash (other than the cash banks specifically referred to in Section 1.1(d)), bank accounts, cash equivalents, or other similar types of investments or marketable securities.
(e)    Owned Vehicles.
Sellers currently own certain vehicles used in the Business (the "Owned Vehicles"). The Personal Property shall not include the Owned Vehicles. Sellers may offer to sell the Owned Vehicles to the employees of Sellers who currently drive them. Buyer agrees that to the extent permitted by Law and to the extent that such payments would not have any adverse effect on Buyer, Buyer will pay employee vehicle allowances after Closing directly to Sellers (with the applicable employee's consent and at the time such amounts are payable to the applicable employee) for the purposes of facilitating the purchase of the Owned Vehicles from Sellers by employees designated by Sellers and approved by Buyer who require such assistance in making the payments for such purchases, but only during the period that such applicable employees are employed by Buyer.
(f)    Office Space.
Buyer is not purchasing, leasing or assuming any leases relating to any above restaurant administrative or office space (except for any such space located in the Restaurants).
(g)    Other Excluded Property.
All items set forth on Schedule 1.2(g) hereto.

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1.3    Real Property.
(a)    Owned Real Property.
The Sellers collectively own the parcels of real estate listed or described on Schedule 1.3(a) hereto, together with all buildings and improvements located thereon (collectively, with the 1031 Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, the "Owned Real Property").
(i)    At Closing, the applicable Seller will lease to the Buyer, and the Buyer will lease from the applicable Seller, the Owned Real Property designated "FS-Carlisle" on Schedule 1.3(a) (collectively, the "FS-Carlisle Property") under leases and recordable memoranda thereof with the terms and in the form set forth on Exhibit B (the "Seller Leases"), provided, however, that Buyer may elect to limit the length of the primary term of the Seller Leases (currently expected by the parties to be no more than a total of five Seller Leases and 1031 Leases) to the remaining current term plus the applicable renewal term of the applicable Franchise Agreement. Each Seller Lease will grant to Buyer a right of first refusal to purchase the applicable FS-Carlisle Property in the event that the applicable Seller receives a bona fide offer to purchase such FS-Carlisle Property. Such right of first refusal shall be set forth in each Seller Lease and shall permit Buyer to purchase the applicable FS-Carlisle Property on the terms of the bona fide offer. Buyer agrees that Buyer Parent shall guarantee Buyer's performance of each Seller Lease.
(ii)    At Closing, the applicable Seller will lease to the Buyer, and the Buyer will lease from the Applicable Seller, the Owned Real Property designated "521" on Schedule 1.3(a) (the "521 Property") under a lease and a recordable memorandum thereof with the terms and in the form set forth on Exhibit B under 521 Lease (the "521 Lease"). The 521 Lease will grant to Buyer a right of first refusal to purchase the 521 Property in the event that the applicable Seller receives a bona fide offer to purchase the 521 Property. Such right of first refusal shall be set forth in the 521 Lease and shall permit Buyer to purchase the 521 Property on the terms of the bona fide offer. Buyer agrees that Buyer Parent shall guarantee Buyer's performance of the 521 Lease.
(iii)     At Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of such Sellers' right, title and interest in and to all Owned Real Property designated "Purchase" on Schedule 1.3(a) (collectively, the "Purchased Real Property") and, if acquired by Sellers prior to Closing, the Seller Option Property pursuant to Section 1.3(d) owned by such Seller, free and clear of all Liens.
(iv)    With respect to the real property, buildings and improvements relating to Restaurant No. 424, which Sellers intend to sell to and lease back from a third party prior to Closing pursuant to the Goldsboro Sale-Leaseback Agreement, (A) if Sellers complete the sale of such property prior to Closing, such property will be included in "Leased Real Property" and Sellers will assign the lease for such property (in the form attached to the Goldsboro Sale-Leaseback Agreement) to Buyer at Closing as provided in Section 1.3(b)

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(provided that Seller Parties will use their commercially reasonable efforts prior to Closing to permit Buyer to lease such property from such third party after Closing on the terms previously agreed upon by Buyer and Sellers pursuant to the form of Seller Lease attached as Exhibit B), and (B) if Sellers do not complete the sale of such property prior to Closing, such property will be included in "Owned Real Property" and Sellers shall lease the property to Buyer pursuant to Section 1.3(a)(i) on the terms previously agreed upon by Buyer and Sellers utilizing the lease form attached as Exhibit B (the "424 Lease").
(b)    Leased Real Property.
The Sellers lease from third parties the parcels of real estate (together with all buildings and improvements located thereon) listed or described on Schedule l.3(b) and, if not acquired by Sellers prior to Closing, the Seller Option Property (collectively, the "Leased Real Property") pursuant to existing real property leases (the "Real Property Leases"). The applicable Seller and Buyer hereby agree to execute an Assignment and Assumption of Lease Agreements, substantially in the form attached as Exhibit C hereto, and in form and substance acceptable to Buyer and in recordable form, with respect to each parcel of Leased Real Property (the "Assignment and Assumption of Lease Agreements"), pursuant to which the applicable Sellers will assign and the Buyer will assume all of the applicable Seller's right, title, and interest in and to, and Buyer will agree to faithfully perform, pay and discharge when due all of the terms, covenants, liabilities, and obligations of the applicable Seller arising after and for the period after Closing (excluding liabilities and obligations arising out of or relating to a breach by the applicable Seller or a breach relating to or resulting from any act, error, omission, condition, or circumstance existing or occurring at or prior to the Closing) under, the Real Property Lease related to such parcel of the Leased Real Property. The applicable Seller shall, at or prior to Closing:
(i)    obtain from each landlord from whom consent to an assignment of a Real Property Lease to the Buyer is required a consent to such assignment in form and substance reasonably acceptable to Buyer;
(ii)    obtain from each landlord an estoppel certificate with respect to each Real Property Lease in form and substance reasonably acceptable to Buyer;
(c)    Affiliate Leases.
Prior to Closing, the Sellers shall terminate any lease agreements between Sellers with respect to any Owned Real Property.
(d)    Seller Option Property.
Certain Sellers hold options to acquire the real property and buildings and improvements relating to the Restaurants identified on Schedule 1.3(d) as Restaurant Nos. 505 and 509 pursuant to the Real Estate Purchase Agreement (collectively, the "Seller Option Property"). If the Seller Option Property is acquired by Sellers prior to Closing, Sellers will sell the Seller Option Property under Section 1.3(a)(iii) to Buyer at Closing for $1,729,000, subject to the terms and conditions of this Agreement. If the Seller Option Property is not acquired by Sellers prior to Closing, Sellers

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will assign to Buyer for no additional consideration all of such Sellers' right, title and interest in and to the Real Estate Purchase Agreement and the existing leases of such Sellers relating to the Seller Option Property at Closing. Sellers will use their commercially reasonable efforts to amend the terms of the leases for the Seller Option Property prior to Closing to provide for a minimum lease term from and after Closing of thirty (30) years with a primary lease term not exceeding twenty (20) years and an option of tenant to purchase the properties for not more than an aggregate of $1,729,000. If the Real Estate Purchase Agreement is terminated, breached by Sellers or determined to be unenforceable or not assignable to Buyer, and if the terms of the leases are not amended as provided in the immediately preceding sentence, whether prior to or after Closing, the Purchase Price will be reduced in an amount reasonably determined in good faith by Buyer and Sellers. If Sellers do not acquire the Seller Option Property, between the date hereof and the date Buyer acquires the Seller Option Property, Sellers will (i) cooperate with and assist Buyer in performing such investigations of the Seller Option Property, and will give such notices and take such actions as Buyer may reasonably request with respect to the Real Estate Purchase Agreement, and (ii) comply with the provisions of and not amend, assign or terminate the Real Estate Purchase Agreement without Buyer's consent. If Sellers do not acquire the Seller Option Property, Sellers will use their commercially reasonable efforts to assist Buyer in arranging the exercise of its option under the Real Estate Purchase Agreement and acquisition of the Seller Option Property from the owners thereof at Closing or such later time as may be designated by Buyer.
(e)    1031 Exchange Property.
The Sellers collectively own the parcels of real estate listed or described on Schedule 1.3(e) hereto, together with all buildings and improvements located thereon (collectively, the "1031 Properties").
(i)    At Closing, each Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from each Seller, all of such Sellers' right, title and interest in and to the 1031 Properties designated "1031-Pur" on Schedule 1.3(e) (collectively, the "1031 Purchased Properties"). Sellers acknowledge and agree that, from and after the date hereof and prior to Closing, Buyer may market for sale, and negotiate and enter into agreements contingent upon Closing for the sale by Buyer of, any one or more of the 1031 Purchased Properties, and may provide to potential purchasers information that has been provided to Buyer by Sellers regarding the 1031 Purchased Properties.
(ii)     At Closing, the applicable Seller will lease to the Buyer, and the Buyer will lease from the applicable Seller, each of the 1031 Properties designated "1031-Lea" on Schedule 1.3(e) (collectively, the "1031 Leased Properties") under leases with the terms substantially similar to the Seller Leases (collectively, the "1031 Leases") as set forth in Exhibit B, provided, however, that Buyer may elect to limit the length of the primary term of the 1031 Leases (currently expected by the parties to be no more than a total of five Seller Leases and 1031 Leases) to the remaining current term plus the applicable renewal term of the applicable Franchise Agreement.
(iii)    After Closing, each applicable Seller may enter into like kind exchange transactions pursuant to Section 1031 of the Code or other form of sale of the 1031 Leased Properties (collectively, the "1031 Transactions") subject to the 1031 Leases. Buyer shall use commercially reasonable

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efforts to assist the applicable Seller in the consummation of the 1031 Transactions during the six months after Closing. The applicable Seller will use its commercially reasonable efforts to include within the 1031 Leases a right of first offer for Buyer to acquire the applicable 1031 Leased Property during the primary term or any renewal thereof. Buyer will consider in good faith any amendments to the 1031 Leases requested by Seller in connection with the 1031 Transactions, but shall not be required to agree to any amendments. Buyer agrees that Buyer Parent shall guarantee Buyer's performance of each 1031 Lease.
1.4    Licenses and Permits. The Sellers agree to provide the Buyer with summaries of the Licenses under which the Sellers currently operate the Restaurants, excluding any and all construction, building, zoning, and occupancy permits. A complete list of the Licenses is provided in Schedule 3.12(a). Sellers shall use commercially reasonable best efforts to assist Buyer in obtaining new Licenses.
1.5    Restaurant Inventories and Cash Banks. At the close of business on the day immediately preceding the Closing Date, Sellers' representative(s) will take inventory, utilizing an Inventory Form in the form of Exhibit D, of the usable and salable food ingredients, supplies, paper products, and other consumables in each Restaurant and count each Restaurant's cash bank. Buyer may, at its option, send its representative to the Restaurants to accompany Sellers' representative(s) during these inventory/cash counts, and may then verify the accuracy of those inventory/cash counts.
1.6    Retained Liabilities. Sellers shall retain all, and Buyer shall not assume any Liabilities of Sellers of any kind or nature whatsoever, whether arising out of any statement of facts, occurrences, or circumstances prior to, at, or after the Closing regardless of when asserted (the "Retained Liabilities"), other than liabilities specifically assumed hereunder. Sellers shall promptly pay or discharge all Retained Liabilities when they become due.
1.7    Purchase Price.
(a)    Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Buyer agrees to purchase all of the Purchased Assets, the Purchased Real Property, the 1031 Purchased Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, for the following amounts (the "Purchase Price"), payable as provided in Section 2.2:
(i)    $58,120,106 in consideration for the sale of the assets related to the operation of the Restaurants (exclusive of cash banks and inventory, which are separately addressed below) and the Purchased Real Property and the 1031 Purchased Properties; plus
(ii)    $1,729,000 for the Seller Option Property, but only if the Seller Option Property is acquired by Sellers prior to Closing and transferred to Buyer at Closing; plus

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(iii)    the estimated amount of cash banks located at the Restaurants as of the Closing (which amount shall be adjusted post-Closing pursuant to Section 1.8 for the actual amount of cash banks located at the Restaurants immediately prior to Closing); plus
(iv)    the estimated useable value of inventory located at the Restaurants as of the Closing (which amount shall be adjusted post-Closing pursuant to Section 1.8 for the actual amount of inventory located at the Restaurants immediately prior to Closing); minus
(v)    FAR credits in the amount of $1,028,184 pursuant to Section 6.1; minus
(vi)    Wendy's corporate transfer fees associated with transaction (but specifically excluding any Wendy's franchise agreement renewal fees); minus
(vii)    any unearned advances for 2014 received by Sellers from Coca-Cola N.A. or the Dr Pepper/Snapple Group.
(b)    Allocation of Purchase Price. The parties will allocate the Purchase Price (as adjusted) among the Purchased Assets, the Purchased Real Property, the 1031 Purchased Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, in accordance with Section 1060 of the Code and the Treasury regulations thereunder and consistent with a purchase price allocation to be agreed to by the parties prior to Closing (based on Sellers' proposed allocation but subject to review and adjustment as reasonably requested by Buyer) (such allocation to be adjusted as appropriate to reflect adjustments pursuant to this Agreement and the final Purchase Price); provided that each of the parties agrees that the adjusted tax basis of the tangible personal property and equipment and leasehold interests and improvements as of the Closing Date shall constitute the fair market value of such assets for purposes of Section 1060 of the Code. The Buyer and the Sellers shall report, act, and file all income Tax Returns in a manner consistent with such allocation (including IRS Form 8594). Neither the Buyer nor the Sellers shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless specifically required pursuant to a determination by an applicable Governmental Authority. The parties shall promptly advise one another of the existence of any tax audit, controversy, or litigation related to any such allocation.
1.8    Post-Closing Adjustments. Not later than forty-five (45) days following the Closing Date (or if such date is not a Business Day, the immediately-following Business Day), Sellers shall prepare and furnish to Buyer a reconciliation that shall set forth the actual inventory and cash banks as of the Effective Time and the proration of obligations, expenses, and prepayments in respect of the Restaurants as of the Effective Time (including rent, equipment lease payments; utilities; sales and use taxes, and any applicable interest and penalties; real or personal property taxes; and advertising and other prepaid expenses). Real property taxes and other taxes, and all other expenses and charges relating to the ownership and/or occupancy, as applicable, of the Owned Real Property, Leased Real Property, and Purchased Assets, shall be shared on a pro rata basis in proportion to the

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period of ownership or occupancy of Sellers, on the one hand, and Buyer, on the other hand, during the applicable calendar year or other applicable period beginning prior to the Closing Date and ending after the Closing Date. To the extent that the amounts of taxes for the current period are not available to the parties, the parties shall utilize the amounts of taxes for the immediately preceding period to the extent applicable. Buyer shall review such reconciliation and shall notify Sellers of any objections to any amounts shown within fifteen (15) days after receipt. During such period, Buyer will be permitted to review the books, records, and other relevant information of Sellers relating to the computation of the reconciliation and Sellers will make reasonably available the employees of Sellers responsible for and knowledgeable about the information used in, and the preparation of, the reconciliation. If such reconciliation provides that Buyer owes Sellers any amount, then Buyer shall pay such amount shown as owed to Sellers within thirty (30) days after the latter to occur of (i) receipt by Buyer of the reconciliation, or (ii) the resolution of all objections timely raised by Buyer to the reconciliation. If such reconciliation provides that Sellers owe Buyer any amount, then Sellers shall pay such amount shown as owed to Buyer within thirty (30) days after the latter to occur of (A) receipt by Buyer of the reconciliation, or (B) the resolution of all objections timely raised by Buyer to the reconciliation. In addition to the adjustments and payments contemplated above, Sellers and Buyer agree to make payments to each other on a timely basis with respect to amounts and adjustments not correctly ascertainable pursuant to this Section when the correct amount of any amounts to be adjusted or apportioned pursuant to this Section are ascertained.
Section 2.    Closing Matters.
2.1    Closing. The closing (the "Closing") of the transactions contemplated hereby will take place in the offices of Stinson Leonard Street LLP, 84 Corporate Woods, 10801 Mastin Blvd Ste 725, Overland Park, KS 66210-2132 (or at such other place as the parties may agree), at 10:00 a.m., Central Time, on July 14, 2014, or if the conditions set forth in Sections 7.1 and 7.2 have not been satisfied or waived by such date, on the first Monday that is a business day and that is at least four business days after Buyer and Sellers are given written notice of the satisfaction or waiver of such conditions, or on such other date and time as the parties may agree. The day on which the Closing takes place is referred to herein as the "Closing Date." The acquisition shall be effective as of 12:01 a.m., central time, on the Closing Date (the "Effective Time").
2.2    Closing Deliveries.
(d)    Buyer Deliveries. At Closing:
(i)    Buyer shall deliver to Sellers by wire transfer of immediately available funds an amount equal to the Purchase Price (less any amounts paid to Lien holders pursuant to payoff letters provided to Buyer pursuant to Section 2.2(b)(i));
(ii)    Buyer shall deliver to Sellers the Seller Leases, 521 Lease and 1031 Leases and if applicable the 424 Lease duly executed by Buyer and, with respect to the guaranty thereof, Buyer Parent;

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(iii)    Buyer shall deliver the Assignment and Assumption of Lease Agreements duly executed by Buyer;
(iv)    Buyer shall deliver to Sellers the Assignment and Assumption of Contracts in the form attached hereto as Exhibit E ("Assignment and Assumption of Contracts") duly executed by Buyer;
(v)    Buyer shall deliver to Sellers the Bill of Sale and Assignment in the form attached hereto as Exhibit F duly executed by Buyer;
(vi)    Buyer shall deliver to Sellers the certificate specified in Section 7.2(a);
(vii)    Buyer shall deliver to Sellers a certificate of the secretary or assistant secretary of Buyer and Buyer Parent in form and substance reasonably satisfactory to Sellers, as to (A) the resolutions of the board of directors of Buyer and Buyer Parent authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and (B) incumbency and signatures of the directors and officers of Buyer and Buyer Parent executing this Agreement or other agreements, documents and certificates contemplated by this Agreement; and
(viii)    Buyer shall deliver to Sellers such other certificates, instruments or other documents executed by Buyer as shall be required by this Agreement to be delivered at Closing.
(e)    Sellers' Deliveries. At Closing:
(viii)    Sellers shall assign, convey, transfer, and deliver to Buyer all of the Purchased Assets and shall deliver to Buyer the Bill of Sale and Assignment in the form attached hereto as Exhibit F duly executed by the applicable Sellers, the Assignment and Assumption of Contracts duly executed by the applicable Sellers, copies of required consents of Governmental Authorities and third parties, releases of Liens (or, in the alternative, payoff letters and other evidence reasonably satisfactory to Buyer that holders of such Liens will promptly release all such Liens), special warranty deeds in the applicable forms attached hereto as Exhibit I, subject only to the Permitted Liens, and other appropriate instruments of transfer and physical possession as shall be necessary to transfer to Buyer all of Sellers’ title to or rights under the Purchased Assets, Purchased Real Property, the 1031 Purchased Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, which are called for by this Agreement in accordance with the terms of this Agreement and the right to their immediate possession;
(ix)    Sellers shall deliver to Buyer the Assignment and Assumption of Lease Agreements duly executed by the applicable Sellers, accompanied by the executed originals or copies thereof certified by the applicable Seller to be true and

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accurate of the Real Property Leases and all amendments thereto and assignments thereof, and any required consents and estoppel certificates as contemplated by Section 1.3(b) and, if any Real Property Lease or a memorandum thereof has been recorded, an assignment of that lease and/or memorandum in recordable form;
(x)    Sellers shall deliver to Buyer the Seller Leases, 521 Lease and 1031 Leases and if applicable the 424 Lease duly executed by Sellers, and the related memoranda of leases for recording;
(xi)    Sellers shall deliver to Buyer the certificate specified in Section 7.1(a);
(xii)    Sellers shall deliver to Buyer a certificate of good standing or existence of Sellers in the states of Delaware, Mississippi, Tennessee, Virginia, and North Carolina, as applicable, dated no earlier than 10 days prior to the Closing;
(xiii)    Sellers shall deliver to Buyer a duly-executed certificate sufficient to satisfy the withholding and other requirements of sections 1445 and 6045 of the Code, and any other similar federal, state, or local taxation requirements, to the extent applicable;
(xiv)    To the extent applicable, Sellers shall deliver to Buyer copies of such tax clearance certificates or other similar confirmation from all applicable state, city, and/or local jurisdictions indicating that the tax affairs of the Sellers as they relate to the operation of the Restaurants and the ownership and use of the Purchased Assets and Owned Real Property, and lease and use of the Leased Real Property, are in order, and that all tax liabilities and obligations relating to the operation of the Restaurants and the ownership and use of the Purchased Assets, Owned Real Property and Leased Real Property are current as of the date of such certificate or confirmation;
(xv)    Sellers shall deliver to Buyer a certificate of the secretary or assistant secretary or manager of Seller Parties in form and substance reasonably satisfactory to Buyer, as to (A) the resolutions of the governing board and shareholders or members of each Seller Party authorizing the execution, delivery, and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby; and (B) incumbency and signatures of the officers of each Seller Party executing this Agreement or other agreements, documents and certificates contemplated by this Agreement;
(xvi)    Sellers shall deliver to Buyer such evidence that (i) no Lien against the Purchased Assets, exists, and (ii) no Lien other than the Permitted Liens against the Owned Real Property or Leased Real Property, except for Permitted Liens or Liens which will be released at or promptly after Closing as provided in Section 2.2(b)(i), as Buyer shall reasonably request Sellers to provide;

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(xvii)    Sellers shall deliver to Buyer transfer documentation (and any related documentation required by Wendy's) reasonably acceptable to Buyer and acceptable to Wendy's for purposes of transferring the rights and interests of Sellers under the Franchise Agreements to Buyer, together with a formal waiver and approval from Wendy's as to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the transfer of the Franchise Agreements to Buyer, including an acknowledgement that Sellers have paid all royalties and all required cooperative contributions (including cooperative advertising fees), and a written acknowledgement from Wendy's approving the parties' proposed Image Activation and Refresh plan attached hereto as Exhibit H along with approval of Buyer's option to close the marginal Restaurants listed on Exhibit H;
(xviii)    Sellers shall deliver to Buyer evidence that all broker fees described in Schedule 3.24 have been paid in full and shall provide a release from Sellers' broker to the effect that all fees and compensation payable to such broker as a result of the transactions contemplated by this Agreement have been satisfied; and
(xix)    Sellers shall deliver to Buyer such other certificates, instruments or other documents executed by Sellers as shall be required by this Agreement to be delivered at Closing.
Section 3.    Representations and Warranties of Seller Parties.
Seller Parties (as to Sections 3.1 to 3.4) and Sellers (as to Sections 3.5 to 3.24) jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing as follows:
3.1    Organization. Each Such Seller Party is a limited liability company or corporation duly organized, validly existing and in good standing under the laws of its state of organization and is duly qualified as a foreign limited liability company or corporation, as applicable, to do business and is in good standing, in each jurisdiction where the character of its owned, operated, or leased properties or the nature of its activities makes such qualification necessary. Such Seller Party has all requisite limited liability company or corporate power and authority to own, lease, and operate its properties and to carry on the Business as now being conducted. Such Seller Party has provided to Buyer true, correct, and complete copies of such Seller Party's organizational documents, which shall be in full force and effect in such forms as of the Closing. Such Seller Party is not in violation or default of any material provision of its organizational documents.
3.2    Authorization. Each Seller Party has all requisite limited liability company or corporate power and authority to enter into this Agreement and each Ancillary Agreement and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreement by such Seller Party and the performance by such Seller Party of its obligations hereunder and thereunder have been duly and validly authorized by the applicable managers and members or board of directors and shareholders of such Seller Party, and no other limited liability company, corporate, or other proceedings on the part of such Seller Party or its Affiliates are necessary to authorize the execution, delivery, and performance of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and

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thereby. This Agreement has been and each Ancillary Agreement will be at Closing duly executed and delivered by such Seller Party and constitutes or will constitute upon execution and delivery by such Seller Party a valid and binding agreement of such Seller Party, enforceable against such Seller Party in accordance with its terms.
3.3    Absence of Restrictions and Conflicts. Except as set forth on Schedule 3.3, the execution, delivery, and performance of this Agreement and the Ancillary Agreements by such Seller Party does not and will not, with or without the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in any penalty or payment becoming due under, result in the loss of any benefit under, or permit the acceleration or termination of any right or obligation under, (i) any term or provision of the articles of organization, limited liability company agreement, bylaws or other charter or organizational documents of such Seller Party, (ii) any note, bond, mortgage, indenture, agreement, license, lease, contract, commitment, or other instrument or obligation to which such Seller Party is a party or by or to which such Seller Party or any of such Seller Party's assets or properties may be bound or subject, (iii) any Order of any Governmental Authority to which such Seller Party is a party or by which such Seller Party or any of such Seller Party's respective properties or assets are bound, (iv) any Law applicable to such Seller Party or (v) any License of such Seller Party or (b) result in the creation of any Lien on any Purchased Asset, Leased Equipment, Owned Real Property, or Leased Real Property.
3.4    Consents. Except as set forth on Schedule 3.4, no consent, approval, Order, or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority or any Person other than a Governmental Authority with respect to such Seller Party is required in connection with the execution, delivery, or performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.
3.5    No Subsidiaries. Except as set forth on Schedule 3.6, no Seller owns, of record or beneficially, any direct or indirect equity interest, any security convertible into or exchangeable for any such equity interest or any right (contingent or otherwise) to acquire any such equity interest or convertible or exchangeable security of any corporation, partnership, limited liability company, joint venture, or other business enterprise.
3.6    Capital Structure. Schedule 3.6 sets forth the authorized and outstanding membership interests or shares of stock of each Seller and the owners of such interests and shares. Except as set forth in Schedule 3.6, there are no options, warrants, or rights of conversion or other rights, agreements, arrangements or commitments relating to the membership interests or stock of such Seller and no other outstanding equity interests in such Seller. None of the outstanding membership interests of such Seller was issued in violation of the preemptive rights, rights of first refusal, or similar rights of any Person.
3.7    Financial Statements. Sellers have provided to Buyer true and correct copies of (i) the audited balance sheet and related audited statements of income, cash flows, and changes in stockholders' equity of Sellers as of and for the fiscal years ended December 30, 2012 and December 29, 2013, (ii) the weekly comparable sales data and monthly profit and loss statements for each Restaurant for the period between December 29, 2013 and March 30, 2014; and (iii) store level profit and loss statements and comparable sales data for each Restaurant for the fiscal years ended

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December 29, 2013 and December 30, 2012 and the period between December 29, 2013 and March 30, 2014 (collectively, the "Historical Financial Statements"). The Historical Financial Statements have been prepared from, and are in accordance with, the books and records of Sellers (which books and records are maintained in accordance with GAAP, consistently applied) and fairly present, in all material respects, the financial position, results of operations and cash flows for each Restaurant, and changes in members' or shareholder equity of Sellers as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with GAAP, consistently applied, subject, in the case of any such statement for a period of less than a full fiscal year, to normal year-end adjustments which are not material in amount, individually or in the aggregate, and to the absence of footnotes. Each Seller is, and upon consummation of the transactions contemplated hereby will be, solvent and able to pay its debts and obligations generally as they become due.

3.8    No Undisclosed Liabilities. Except as disclosed on Schedule 3.8, no Seller has any Liabilities which are not adequately reflected or provided for in the Historical Financial Statements, except Liabilities incurred since December 29, 2013, in the Ordinary Course of Business.
3.9    Ownership of Assets and Related Matters.
(a)    Real Property. Schedule 1.3(a) sets forth a correct and complete list of all Owned Real Property. Schedule 1.3(b) sets forth a correct and complete list of Real Property Leases granting to each applicable Seller possession of and leasehold rights to Leased Real Property. Sellers have provided correct and complete copies of all Real Property Leases to Buyer. Such Seller has a valid and subsisting leasehold interest in the real property subject to the applicable Real Property Lease, subject only to Permitted Liens, and there exists no default on the part of such Seller, or to the Knowledge of Sellers, any other party thereto, under any such Real Property Lease. Such Seller has at all times possessed, used and operated the Owned Real Property and Leased Real Property in material compliance and conformity with all applicable Laws, Orders and Licenses. There are no mechanical, foundation, structural, roof, or other repairs or replacements, beyond normal maintenance, contemplated or required to the buildings and improvements located on the Owned Real Property or Leased Real Property that would cost in the aggregate more than $25,000 for each Restaurant or that if not completed would adversely affect the operation of any Restaurant. There are no condemnation or assessment proceedings pending or, to the Knowledge of Sellers, threatened with respect to or affecting any Owned Real Property or Leased Real Property. Schedules 1.3(a) and 1.3(b) include a correct street address of all tracts, parcels, and subdivided lots in Owned Real Property or Leased Real Property. To the Knowledge of Sellers, no Owned Real Property or Leased Real Property is subject to or affected by any special assessment or other levy for public improvements or otherwise, whether or not presently a Lien upon an Owned Real Property or Leased Real Property. Each Leased Real Property and Owned Real Property is properly zoned and fully serviced by all public and private utility services that are necessary for the operation of the Business and has suitable access to public roads. Each Owned Real Property and Leased Real Property has legal and physical access, either directly or through an enforceable and perpetual easement, to an open and publicly dedicated road.

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(b)    Leased Equipment. Schedule 1.2(a)(i) sets forth a correct and complete list of all Leased Equipment and a true and accurate list of all leases for such Leased Equipment. Other than the Leased Equipment, such Seller is not in possession of any tangible personal property that it does not own. Schedule 1.2(a)(ii) sets forth a correct and complete list of all Equipment Leases. Sellers have provided correct and complete copies of all Equipment Leases to Buyer.
(c)    Ownership, Condition, and Sufficiency of Assets. Each Seller has good and marketable title to, a valid leasehold interest in, or a valid license or other right to use, the assets, properties, rights, and privileges, reflected on its Historical Financial Statements or acquired after the date thereof, free and clear of all Liens (except for Permitted Liens or Liens which will be released at or promptly after Closing as provided in Section 2.2(b)(i)), excluding inventory disposed of in the Ordinary Course of Business. Sellers own the Owned Real Property in fee simple absolute, subject only to the Permitted Liens and encumbrances, exceptions, covenants, conditions and restrictions of record that would not (i) diminish to a material extent the value of the applicable Owned Real Property and Leased Real Property, individually or collectively, or (ii) prohibit or have a material adverse effect upon Buyer's intended use of the applicable Owned Real Property and Leased Real Property, individually or collectively, as Wendy's Restaurants consistent with past practice. Except for Liens that will be released pursuant to Section 2.2(b)(i), the Owned Real Property and Leased Real Property are subject to no liens, rights-of-way, easements, reservations, restrictions, encroachments, overlaps, boundary line disputes or other matters, encumbrances or title exceptions, that could (i) diminish to a material extent the value of the applicable Owned Real Property and Leased Real Property, individually or collectively, or (ii) prohibit or have a material adverse effect upon Buyer's intended use of the applicable Owned Real Property and Leased Real Property, individually or collectively, as Wendy's Restaurants consistent with past practice. Except as disclosed on Schedule 3.9(c), the Purchased Assets, the Leased Equipment, the Leased Real Property and the Owned Real Property constitute all of the properties and assets used in or necessary for the Business. Except as disclosed on Schedule 3.9(c), all tangible personal property owned by Seller and all Leased Equipment (i) is in good operating condition and has been maintained in a good state of repair (ordinary wear and tear excepted) and, in the case of Leased Equipment, in compliance in all material respects with the Equipment Leases relating thereto, and (ii) substantially conforms in all material respects with all applicable Orders, Laws, and Licenses relating thereto, and no Law presently in effect or condition precludes or restricts continuation of the present use of such properties.
3.10    Absence of Certain Changes. Except as set forth on Schedule 3.10 and except for the transactions expressly contemplated by this Agreement, since December 29, 2013, (i) there has been no condition, fact, state of circumstances, development, action, or omission that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect, (ii) there has not been any damage, destruction, loss, or casualty to any of the Purchased Assets, the Leased Equipment, the Leased Real Property or the Owned Real Property in an amount in excess of $25,000 (twenty-five thousand dollars) for each occurrence (whether or not covered by insurance), (iii) the Business has been operated in the Ordinary Course of Business and Sellers have not entered

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into any agreement, transaction, or activity or made any commitment except those in the Ordinary Course of Business, (iv) there has not been any write-down of the value of any Purchased Asset or Owned Real Property, or any leasehold improvements relating to any Leased Real Property, on the books or records of Sellers, except for depreciation and amortization in the Ordinary Course of Business, (v) Sellers have not incurred any material Liability except in the Ordinary Course of Business, (vi) Sellers have not cancelled any debts or waived or released any material claims or rights of value except in the Ordinary Course of Business, (vii) Sellers have not changed any accounting methods, principles or practices, (viii) there has not been any material adverse change in the relations of Sellers with their Employees or suppliers, (ix) there has not been any material increase of any reserves for contingent liabilities, (x) there has been no surrender or revocation of any License and (xi) Sellers have not entered into any agreement to do any of the foregoing. No assets of Sellers have been transferred since December 29, 2013, other than sales of inventory in the Ordinary Course of Business and sale-leaseback transactions of Restaurants as described on Schedule 3.10.
3.11    Legal Proceedings. Except as listed and described on Schedule 3.11, there are no Actions pending or, to the Knowledge of Sellers, threatened against any Seller with respect to the Business or any of the Purchased Assets, Leased Equipment, Assigned Contracts, Franchise Agreements, Equipment Leases, Real Property Leases, Leased Real Property, Owned Real Property or Restaurants. No Seller is a plaintiff in any Action, or currently intends to commence or threaten any Action against any Person, with respect to the Business or any of the Purchased Assets, Leased Equipment, Assigned Contracts, Franchise Agreements, Equipment Leases, Real Property Leases, Leased Real Property, Owned Real Property or Restaurants. Except as set forth in Schedule 3.11, no Seller has had entered against it or against any such property any Order of any Governmental Authority issued with respect to the Business or any of the Purchased Assets, Leased Equipment, Assigned Contracts, Franchise Agreements, Equipment Leases, Real Property Leases, Leased Real Property, Owned Real Property or Restaurants.
3.12    Licenses, Permits, and Compliance with Law.
(a)    Sellers have all Licenses necessary to carry on the Business as currently conducted and as conducted within the six (6) months prior to the Closing Date. A complete and correct list of the Licenses is set forth on Schedule 3.12(a) hereto. Except as set forth on Schedule 3.12(a), Sellers are and have been at all times in compliance in all material respects with all Licenses and all applicable Laws and Orders to which they or any of their properties or assets is subject. No Seller has received any notice of any alleged violation of any of such Licenses, Laws, or Orders which remains outstanding and uncured. There is no pending, or to the Knowledge of Sellers, threatened, revocation, cancellation, suspension, limitation, amendment, modification, restriction or nonrenewal of any License held by Sellers and there is no Action which is pending or, to the Knowledge of Sellers, threatened that would be likely to lead to the revocation, cancellation, suspension, limitation, amendment, modification, restriction, or non-renewal of any such License. No Seller is operating under any formal or informal agreement or understanding with any Governmental Authority which restricts its ability to do business or requires any of them to take, or refrain from taking, any action otherwise permitted by applicable Law.

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(b)    Sellers have made available to Buyer prior to the date of this Agreement true and complete copies of (i) all material surveys, reports, notices, inquiries, subpoenas and other correspondence related to any certification, licensure or inspections, and summaries of all proficiency test results relating to the Business for the period from January 1, 2011 through the date hereof; and (ii) all material written inquiries, notices, requests for records, subpoenas and correspondence received by Sellers related to any audit or investigation relating to the Business for the period from January 1, 2012 through the date hereof.
(c)    Except as set forth on Schedule 3.12(a), to the actual Knowledge of Sellers, Sellers have not received written notice from any Governmental Authority that any Restaurant is in violation of the American Disabilities Act of 1990, as amended.
3.13    Contracts. Except as set forth in Schedule 3.13, the Franchise Agreements, Equipment Leases, Real Property Leases, Assigned Contracts and Excluded Contracts constitute all of the agreements, contracts, and commitments to which any such Seller is a party or by which such Seller is bound, excluding any agreements, contracts or commitments involving less than $10,000 that are terminable at will by Sellers (or Buyer after Closing to the extent assigned to Buyer) without penalty and that are not material to the ownership or operation of any Restaurant. Correct and complete copies of all Assigned Contracts have been made available to Buyer. Exhibit G sets forth a correct and complete list of all Franchise Agreements. Sellers have made available correct and complete copies of all Franchise Agreements to Buyer. There is no existing breach or default (or events which, with notice or lapse of time or both, would constitute a breach or default) of any Seller under any note, bond, mortgage, indenture, agreement, license, lease, contract, commitment, or other instrument or obligation (including without limitation the Franchise Agreements, Equipment Leases and Assigned Contracts) to which such Seller is party or, to the Knowledge of Sellers, of any of the other parties thereto. Each Assigned Contract, Equipment Lease and Franchise Agreement is in full force and effect and is valid and enforceable in accordance with its terms. No Seller has been notified of any claim that any Assigned Contract, Equipment Lease or Franchise Agreement is not valid and enforceable in accordance with its terms for the periods stated therein, or that there is under any such contract any existing breach or default or event which, with notice or lapse of time, or both, would constitute a breach or default. There are no unresolved disputes under any Assigned Contract, Equipment Lease or Franchise Agreement with any of the other parties thereto. No Seller has received any notice, whether written or oral, of termination or intention to terminate any Assigned Contract, Equipment Lease or Franchise Agreement.
3.14    Tax Returns; Taxes.
Except as set forth on Schedule 3.14:
(a)    Each Seller (i) has timely filed or caused to be filed on a timely basis with the appropriate taxing authorities all Tax Returns required to be filed by or with respect to such Seller for all years and periods for which such Tax Returns have become due, and (ii) has paid all Taxes that are due (whether or not shown to be due on such Tax Returns). Such Tax Returns are correct and complete in all material respects.

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(b)    Such Seller has (and as of the Closing Date will have) timely made all deposits required with respect to Taxes.
(c)    There are no Liens for Taxes with respect to the Purchased Assets or Owned Real Property (except for statutory liens for current Taxes not yet due).
(d)    (i) No Actions are pending or, to the Knowledge of Sellers, threatened with regard to any Taxes or Tax Returns of Sellers and (ii) no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes has been executed by Sellers, nor have any requests for such waivers or consents been proposed in writing.
(e)    Such Seller has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code) and has, within the time and within the manner prescribed by Law, withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid over under all applicable Laws in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.
(f)    No written notice has been received, nor to the Knowledge of Sellers has any oral notice been received, by Seller from any Governmental Authority in a jurisdiction where such Seller does not file Tax Returns stating that Seller is required to file Tax Returns with that jurisdiction.
3.15    ERISA and Related Matters.
(a)    Schedule 3.15 lists all of Sellers' Benefit Plans. Seller has made available to Buyer copies of all Sellers' Benefit Plans and related documents, including any insurance contracts, trust agreements, or other arrangements under which benefits are provided, descriptions of any one of Sellers' Benefit Plans which is not written, any summary plan descriptions of Sellers' Benefit Plans, any Form 5500 filed with respect to the most recent three plan years with respect to each one of Sellers' Benefit Plans for which a Form 5500 was required, and with respect to any one of Sellers' Benefit Plans intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service ("IRS") with respect to such plan.
(b)    To Sellers’ Knowledge, each one of Sellers' Benefit Plans is in substantial compliance with, and has been administered in all material respects consistent with, the presently applicable provisions of ERISA, the Code, and state Law including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA, and state Law. Each Seller and each ERISA Affiliate has made all payments to all of Sellers' Benefit Plans required to be made on or prior to the date hereof by the terms of each such plan and applicable Law. Each one of Sellers' Benefit Plans shall have on the Closing Date sufficient assets held in trust to provide for the payment of all accrued benefits of such plan, whether or not vested, if such plan were terminated on the Closing Date.

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(c)    No Seller or any ERISA Affiliate of any Seller maintains, or has contributed or has had an obligation to contribute to any one of Sellers' Benefit Plans that is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA) or is subject to Title IV of ERISA, and has not previously maintained or contributed to any such plan that has resulted in any liability, or to the Knowledge of Seller any potential liability, for any one of Sellers under said Title IV. As of the date hereof, there is no outstanding unpaid minimum funding waiver within the meaning of Section 412(d) of the Code.
(d)    No Seller or ERISA Affiliate of any Seller maintains, or has contributed or has had an obligation to contribute to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No Seller or ERISA Affiliate of any Seller has any Liability to make any complete or partial withdrawal liability payments to any multiemployer plan.
(e)    Except as set forth on Schedule 3.15(e), none of any one of Sellers' Benefit Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and at the expense of the participant or the participant's beneficiary.
(f)    Except as set forth on Schedule 3.15(f), neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby will accelerate the time or payment or vesting, or increase the amount, of any compensation or benefits due to any Hired Employee.
(g)    Except as set forth on Schedule 3.15(g), no Action against, by, or relating to any one of Sellers' Benefit Plans or any fiduciary, as defined in Section 3(21) of ERISA, has been filed or is pending or, to the Knowledge of Sellers, threatened.
3.16    Labor Matters. Except as set forth on Schedule 3.16: (a) no Seller is a party to any labor or collective bargaining agreement, (b) there are no labor or collective bargaining agreements that pertain to any Employees, (c) no Employees are represented by any labor organization, (d) no labor organization or group of Employees has made a written demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal relating to Sellers or any Affiliate, (e) there are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of Sellers, threatened against or involving any Seller or any group of Employees, (f) with respect to the Business or Restaurants, there are no complaints, charges or claims against any Seller pending or, to the Knowledge of Sellers, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by Sellers of any individual, including any claim for workers' compensation, (g) hours worked by and payments made to employees of Sellers, with respect to the Business or Restaurants, have not been in violation of the federal Fair Labor Standards Act or any other Law dealing with such matters or relating to employment or compensation, and (h) there are no material controversies pending or, to the Knowledge of Sellers, threatened, between any Seller or any Affiliate and any Employees, with respect to the Business or Restaurants.

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3.17    Insurance.
(a)    Sellers have delivered to Buyer a correct and complete schedule of all policies of insurance to which either is a party or under which Sellers, or any director or manager of Sellers, is or has been covered at any time since January 1, 2012 (the "Sellers' Insurance Policies").
(b)    Except as set forth on Schedule 3.17(b), (i) Seller has paid all premiums due and has otherwise performed all of its obligations under the Sellers’ Insurance Policies, (ii) all Sellers’ Insurance Policies are in full force and effect and (iii) no written notice of cancellation or termination has been received with respect to any of the Seller's Insurance Policies.
3.18    Intellectual Property. Schedule 3.18 sets forth a correct and complete list (except for licenses of "off the shelf" software requiring payments of less than $10,000 per year) of: all patents, trademarks, trade names, service marks, trade dress, logos, domain names, copyrightable works, and copyrights (including any federal, state, and foreign registrations pertaining thereto and any applications therefore), and any software or databases, that are owned by Seller or licensed to Sellers (except for any of the foregoing licensed to Sellers by Wendy’s pursuant to the Franchise Agreements). Sellers own, or have the right to use pursuant to valid and enforceable licenses and agreements identified on Schedule 3.18, such intellectual property used by Sellers or necessary for the operation of the Business as currently conducted and are not in default under any such licenses.
3.19    Inventory. [RESERVED].
3.20    Environmental Matters. Except as set forth on Schedule 3.20, (a) [reserved]; (b) Sellers have not buried, released, dumped, disposed, stored, or used any Hazardous Materials, or exacerbated any Hazardous Materials condition, in violation of any Environmental Law; nor, to the Knowledge of Sellers, are there any such Hazardous Materials conditions on, affecting, or in the immediate vicinity of the Owned Real Property or the Leased Real Property; (c) no Seller has received any written notice from any Governmental Authority alleging that the condition of any Owned Real Property, Leased Real Property or the use of any Purchased Assets or operation of the Business is violating or has violated any human health and safety law, any Environmental Law or any applicable Environmental License, or that Seller is responsible (or potentially responsible) for the investigation and/or cleanup of any Hazardous Materials which has not been cured; (d) no Environmental Law-related Action is pending or, to the Knowledge of Sellers, threatened by any Governmental Authority or any other Person against Sellers or relating to the Owned Real Property or the Leased Real Property; (e) no Seller is subject to any Order arising under any Environmental Law or under any human health and safety law; (f) Seller has maintained all Environmental Licenses required under Environmental Laws; (g) no Lien arising out of or relating to any Environmental Law is attached to any Owned Real Property or any Leased Real Property; (h) to the Knowledge of Sellers, there is no condition with respect to the Business or the Purchased Assets, Owned Real Property, the Leased Equipment, or the Leased Real Property which would subject Seller or Buyer to any Liability under any Environmental Law; (i) to the Knowledge of Sellers, there is no condition or circumstance at, on or beneath any Owned Real Property or Leased Real Property at which Hazardous Materials have been released, deposited, disposed, or exacerbated by or at the behest

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or direction, or under the control, of any Seller (or any predecessor thereof) that (A) requires notification, investigation, abatement or correction under any Environmental Law or (B) could reasonably be expected to give rise to any civil or criminal Liability of Sellers or Buyer under any Environmental Law; (j) to the Knowledge of Sellers, no underground storage tanks or waste disposal pits or impoundments exist on the Owned Real Property or the Leased Real Property; and (k) no activity and use limitations, institutional controls or engineering controls apply to or encumber the Purchased Assets, Owned Real Property or the Leased Real Property. Sellers have made available or will make available to Buyer true and correct copies of all reports (including any Phase I or Phase II reports), studies, analyses, tests, monitoring Orders, Permits, Governmental Authority investigation reports or correspondence in the possession or control of Sellers relating to the release, storage, disposal or use of any Hazardous Materials, the environmental, human health or safety conditions of the Restaurants, the Owned Real Property, the Leased Real Property or compliance by Sellers with any Environmental Law.
3.21    Related Party Agreements and Transactions. Except as set forth on Schedule 3.21 and except as expressly contemplated by this Agreement and the Ancillary Agreements, since January 1, 2010, there has been no contract, agreement, arrangement, commitment or transaction, and there is none currently proposed or existing, relating to the Business and between either (a) any Seller, on the one hand, and any Affiliate of a Seller, on the other hand or (b) any Seller, on the one hand, and any shareholder, member, officer, director, manager or employee of Seller or any Affiliate (such shareholders, members, officers, directors, managers and employees being hereinafter referred to as "Related Individuals") or any business in which a Related Individual has a direct or indirect ownership interest, on the other hand.
3.22    Books and Records. The books and records of Seller with respect to the Business and the Purchased Assets, the Leased Equipment, the Leased Real Property and Owned Real Property (in whatever form maintained, including without limitation hardcopy form or electronic form) are complete and accurate in all material respects, have been maintained in accordance with generally accepted business practices and have been made available to Buyer.
3.23    Completeness of Disclosure. To the best of Sellers' Knowledge, no representation, warranty, or statement by Sellers in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which they were made, not misleading. Seller has no Knowledge of any fact that has not been disclosed to Buyer that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
3.24    Brokers, Finders, and Investment Bankers. Except as set forth on Schedule 3.24, none of Sellers, Seller Parent or any of their respective Affiliates or Representatives have employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.
3.25    Exclusivity of Representations and Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES,

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AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY ANCILLARY AGREEMENTS, OR IN ANY OTHER DOCUMENTS OR INSTRUMENTS DELIVERED BY SELLER PARTIES OR SELLERS TO BUYER AT OR IN CONNECTION WITH CLOSING PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CERTIFICATE REQUIRED BY SECTION 7.1(a), SELLER PARTIES DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY, AND, SUBJECT TO THE FOREGOING, EACH SELLER PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO SUCH ASSETS OR REAL PROPERTY, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, INCLUDING, WITHOUT LIMITATION, (I) THE COMPLIANCE OR NON-COMPLIANCE OF THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY WITH ANY APPLICABLE LAWS, REGULATIONS OR ORDINANCES, (II) THE VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY, (III) ANY OTHER FACT OR CONDITION WHICH HAS AFFECTED OR MIGHT AFFECT THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY OR THE CONDITION, STATE OF REPAIR, COMPLIANCE, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY OR ANY PORTION THEREOF, OR (IV) WHETHER THE BUSINESS OR PURCHASED ASSETS OR OWNED REAL PROPERTY OR LEASED REAL PROPERTY CONTAINS HARMFUL OR TOXIC SUBSTANCES OR PERTAINING TO THE EXTENT, LOCATION OR NATURE OF SAME, IT BEING UNDERSTOOD THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IN ANY ANCILLARY AGREEMENTS, OR IN ANY OTHER DOCUMENTS OR INSTRUMENTS DELIVERED BY SELLER PARTIES OR SELLERS TO BUYER AT OR IN CONNECTION WITH CLOSING PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CERTIFICATE REQUIRED BY SECTION 7.1(a), SUCH ASSETS AND REAL PROPERTY ARE BEING ACQUIRED "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE COVENANTS, REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, IN ANY ANCILLARY AGREEMENTS, OR IN ANY OTHER DOCUMENTS OR INSTRUMENTS DELIVERED BY SELLER PARTIES OR SELLERS TO BUYER AT OR IN CONNECTION WITH CLOSING PURSUANT TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CERTIFICATE REQUIRED BY SECTION 7.1(a). THE PROVISIONS OF THIS SECTION 3.25 SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.
Section 4.    Representations and Warranties of Buyer.

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Buyer hereby represents and warrants to Sellers as of the date hereof and as of the Closing as follows:
4.1    Organization. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Kansas. Buyer has all corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.
4.2    Authorization. Buyer has the corporate power to execute and deliver this Agreement and each Ancillary Agreement to be executed and delivered by it and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to be executed and delivered by it and the performance by Buyer of its covenants and agreements hereunder and thereunder have been duly and validly authorized by the board of directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions so contemplated. This Agreement has been and each Ancillary Agreement will be at Closing duly executed and delivered by Buyer and constitutes or will constitute upon execution and delivery by Buyer a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms.
4.3    Absence of Restrictions and Conflicts. Except as set forth on Schedule 4.3, the execution, delivery, and performance of this Agreement and the Ancillary Agreements by Buyer do not and will not, with or without the passing of time or the giving of notice or both, violate or conflict with, or constitute a breach of or default under, (a) any term or provision of the articles of incorporation or bylaws of Buyer, (b) any Order to which Buyer is a party or by which Buyer or any of its properties is bound or (c) any Law applicable to Buyer.
4.4    Consents. Except as set forth on Schedule 4.4, no consent, approval, Order or authorization of, or registration, declaration, or filing with, or notice to, any Governmental Authority or any Person other than a Governmental Authority with respect to Buyer is required in connection with the execution, delivery, or performance of this Agreement or the Ancillary Agreements to which Buyer is party or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which Buyer is party.
4.5    Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Authority or by any third party which challenges the validity of this Agreement or which would be reasonably likely to materially adversely affect or restrict the ability of Buyer to consummate the transactions contemplated hereby.
4.6    Financial Ability. Buyer and its Affiliates have, and Buyer will have at the Closing, the financial ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements and Buyer has furnished to Sellers evidence thereof.
4.7    Brokers, Finders, and Investment Bankers. Buyer has not employed any broker, finder, investment banker, or other intermediary or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees, finders' fees, or other similar fees in connection with the transactions contemplated by this Agreement.

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4.8    Disclaimer. Buyer disclaims all representations and warranties other than those expressly set forth in this Agreement and the Ancillary Agreements and any certificates delivered by Buyer at Closing pursuant to this Agreement.
Section 5.    Additional Covenants and Agreements.
5.1    Conduct of Business. Except as otherwise expressly provided in this Agreement or the Ancillary Agreements, during the period from the date hereof through the Closing Date (unless Buyer shall otherwise approve in advance in writing), Seller Parent shall cause Sellers to, and Sellers shall:
(a)    maintain all of the Purchased Assets, the Leased Equipment, the Leased Real Property and Owned Real Property with respect to the Restaurants operated by each such Sellers in substantially the same condition (ordinary wear and tear excepted) as they were in on December 29, 2013, except for (i) Personal Property disposed of in the Ordinary Course of Business of such Restaurant; provided, however, any such Personal Property must be replaced by similar assets of equal or greater value in like or better condition than those assets transferred or removed or (ii) Personal Property transferred among Restaurants that are subject to this Agreement. Subject to the requirements of any applicable Real Property Lease, each Seller shall proceed to repair any damage to any Restaurant or any Personal Property used by a Restaurant;
(b)    conduct the Business in the Ordinary Course of Business;
(c)    maintain all of their Licenses;
(d)    maintain in full force and effect all policies of insurance currently maintained by Sellers with respect to the Purchased Assets, the Leased Equipment, the Leased Real Property and Owned Real Property or the Business;
(e)    keep in full force and effect, without amendment, all material rights and agreements relating to the Purchased Assets, the Leased Equipment, the Leased Real Property, the Owned Real Property or the Business;
(f)    comply with all applicable Laws and contractual obligations applicable to the Purchased Assets, the Leased Equipment, the Leased Real Property, the Owned Real Property or the Business;
(g)    satisfy the Liabilities of Sellers relating to the Business as they become due;
(h)    not sell, distribute to their members or shareholders, or otherwise dispose of any Purchased Assets, Leased Equipment, Assigned Contracts, Franchise Agreements, Equipment Leases, Owned Real Property or Real Property Leases, other than inventory in the Ordinary Course of Business;
(i)    not make changes in the compensation of employees of the Sellers, other than in the Ordinary Course of Business;

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(j)    not make changes to the menu, price list, or coupon program, for any Restaurant outside of the Ordinary Course of Business;
(k)    not renegotiate, change, amend or terminate any Real Property Leases, except as required under this Agreement in connection with any Assignment and Assumption of Contracts or Assignment and Assumption of Lease Agreements;
(l)    not enter into or amend any note, bond, mortgage, indenture, agreement, license, lease, contract, commitment or other instrument or obligation from, to or with or effect any transactions with any Affiliates or Related Individuals, other than pursuant to arrangements existing as of the date hereof;
(m)    not take or agree to take any action that would make any representation or warranty of Sellers or Seller Parent contained herein inaccurate in any material respect at the Closing or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at such time; and
(n)    not authorize or enter into an agreement (written or oral) or arrangement of any kind to do any of the foregoing.
Buyer may enforce the obligations in Section 5.1(a) as to any individual Restaurant, subject to an appropriate reduction in the Purchase Price.
5.2    Access to Information.
(a)    From the date of this Agreement until the date of Closing, upon reasonable prior notice, Sellers shall (i) afford the Buyer and its representatives reasonable access, during normal business hours, to the offices, properties, books and records of Sellers relating to the Business and to the Employees and the agents and representatives of Sellers and (ii) furnish to Buyer and its representatives such additional financial and operating data and other information regarding the Business as the Buyer may from time to time reasonably request and that is available to Sellers or may be prepared or compiled by Sellers without undue burden or expense; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of Sellers.
(b)    In addition, prior to the Closing, Sellers shall cooperate with Buyer with respect to transition matters, including without limitation with respect to: (i) providing access to its Employees in respect of transition planning; and (ii) consulting with Buyer regarding restaurant operation and all other aspects of the Business. The access, information, and support to be provided to Buyer under this Section 5.2 shall be provided at no cost to Buyer.
(c)    Prior to Closing, Buyer and its representatives may, at Buyer's sole cost and expense, cause environmental assessments to be performed with respect to the Owned Real Property and Leased Real Property (including any improvements thereon), and Sellers shall reasonably cooperate with such environmental assessments, provided that Buyer and its representatives shall not engage in any soil or other physical or invasive testing without the

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prior written consent of Sellers (which may be withheld in Sellers’ sole discretion) and will not interfere with the conduct of the Business in conducting such assessments. Buyer will provide written notice to Sellers at least three Business Days in advance of any entry on any Owned Real Property or Leased Real Property by any environmental consultant retained by Buyer, and Sellers may, in their sole discretion, have a representative of Sellers accompany such environmental consultant during any such inspection.
(d)    Within five days of the date of execution of this Agreement, Sellers shall deliver to Buyer true, correct and complete copies of (i) the Real Property Leases (including all amendments thereto and assignments thereof), (ii) any environmental reports, land surveys, vesting deeds, title reports, title commitments, or title policies in Sellers' possession or under Sellers' control relating to the Owned Real Property (including without limitation the FS-Carlisle Property, the 521 Property, the Purchased Real Property, and the 1031 Properties), the Leased Real Property and the Seller Option Property, together with legal descriptions and tax parcel identification numbers for such properties and copies of all items referred to as exceptions or otherwise referred to in any such environmental reports, land surveys, vesting deeds, title reports, title commitments, or title policies; (iii) copies of any leases or subleases of, or any grants of easements or other rights with respect to, any portion of any Owned Real Property or Leased Real Property and (vi) any other documentation or materials relating to any Owned Real Property or Leased Real Property as may be reasonably requested by Buyer. In the event that Sellers do not have the foregoing items with respect to the Seller Option Property, Sellers shall use best efforts to obtain such items for Buyer promptly, but in no event later than 10 days prior to Closing.
5.3    Confidentiality. All information concerning any party furnished or provided by such party or its representatives to the other party or its representatives (whether furnished before or after the Closing Date) shall be held subject to the Confidentiality Agreement dated February 27, 2014, and previously executed by and among (or on behalf of) Sellers and Buyer.
5.4    Consents.
(a)    Between the date hereof and Closing, each of the parties hereto shall use its commercially reasonable best efforts to obtain all consents, authorizations, orders and approvals of any third party, whether private or governmental, required on the part of such party in connection with the execution, delivery, or performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. Each party agrees to reasonably and promptly cooperate with each other party in obtaining such consents.
(b)    Sellers shall use their commercially reasonable efforts to deliver to Buyer on or before Closing a formal waiver and approval from Wendy's as to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and the transfer of the Franchise Agreements to Buyer, including an acknowledgement that Sellers have paid all royalties and all required cooperative contributions (including cooperative advertising fees), and a written acknowledgement from Wendy's approving the parties'

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proposed Image Activation and Refresh plan attached hereto as Exhibit H along with approval of Buyer's option to close the marginal Restaurants listed on Exhibit H
(c)    Without limiting the conditions to Closing set forth in Section 7 hereof, with respect to any agreements for which any required consent or approval is not obtained prior to the Closing Date, Sellers and Buyer shall each use their commercially reasonable best efforts to obtain any such consent or approval after the Closing Date until such consent or approval has been obtained. In the event and to the extent that Sellers and Buyer are unable to obtain any required consents to the assignment of Sellers' rights under any Assigned Contract, Equipment Lease or Real Property Lease in accordance with the provisions of this Agreement, to the extent not prohibited under the terms of such Assigned Contract, Equipment Lease Real Property Lease, or under applicable Law, Sellers shall subcontract or sublease to Buyer all of Sellers' rights, duties and obligations under such Assigned Contract, Equipment Lease or Real Property Lease arising after and relating to the period after Closing or enter into an alternative arrangement with Buyer whereby Buyer will receive the economic benefits of the Assigned Contract, Equipment Lease or Real Property Lease. In such event, (a) Sellers shall (i) provide or cause to be provided to Buyer the benefits of such Assigned Contract, Equipment Lease or Real Property Lease, and (ii) enforce for the account of Buyer any rights of Sellers arising from such Assigned Contract, Equipment Lease or Real Property Lease, and (b) Buyer shall perform the obligations of Sellers arising under any such Assigned Contract, Equipment Lease or Real Property Lease to the extent that, by reason of the transactions consummated pursuant to this Agreement or otherwise, Buyer has control over the resources necessary to perform such obligations, provided that Buyer shall not be responsible for any Liabilities arising out of or resulting from any breach of such Assigned Contract, Equipment Lease or Real Property Lease by Sellers or any of their predecessors in interest or any breach relating to or as a result of the provisions of this Section 5.4. If and when any consent to assignment of any Assigned Contract, Equipment Lease or Real Property Lease is obtained, Sellers shall promptly assign all of their rights and obligations thereunder to Buyer in accordance with the terms of this Agreement without the payment of further consideration. Nothing in this Section 5.4 shall limit Sellers' obligations to obtain consents and lease options pursuant to Section 1.3.
5.5    Fees and Expenses. Sellers and the Seller Parent will be obligated to pay all costs and expenses incurred by Sellers and the Seller Parent in connection with the negotiation, preparation, execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, attorneys', accountants', brokers', finders', and investment banking fees and expenses. Buyer will be obligated to pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation, execution, and delivery of this Agreement and the Ancillary Agreements, and all due diligence hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, attorneys', accountants', brokers', finders', and investment banking fees, and expenses. Any state or local sales or other transfer taxes on the sale or transfer of the Purchased Assets hereunder shall be paid by Sellers and any state or local sales or other transfer taxes (excluding income and property taxes) on the sale or transfer of the Purchased Real

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Property, the 1031 Purchased Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, shall be paid 50% by Sellers and 50% by Buyer.
5.6    Public Announcements. Upon execution of this Agreement, no party shall make, or allow any Affiliate, agent, or representative thereof to make, any public announcements regarding this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including, without limitation, any announcement to the financial community or to any Governmental Authorities, Employees, customers, suppliers, or the general public, without the prior written approval of the other party as to the content, timing, and manner of presentation or publication thereof, which approval shall not be unreasonably withheld; provided, however, that each party may make such announcements and such other disclosures as such party shall determine are required to be made by applicable Law. The parties acknowledge that an Affiliate of Buyer is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, under an indenture relating to outstanding debt securities. The Parties acknowledge that (i) an Affiliate of Buyer may be required to disclose the existence and terms of this Agreement and the transactions contemplated hereby and information regarding the Business in reports that such Affiliate files with the Securities and Exchange Commission ("SEC") in order to comply with its obligations under an indenture relating to outstanding debt securities, (ii) Buyer and its Affiliates will issue a press release and file a current report on Form 8-K with the SEC in forms that have been reviewed by Sellers to announce the execution and delivery of this Agreement, (iii) Buyer and its Affiliates will issue a press release and file a current report on Form 8-K with the SEC to announce the closing of the transactions contemplated by this Agreement, (iv) Buyer and its Affiliates are required to provide Pizza Hut, Inc., Yum! Brands, Inc. and Wendy's with copies of all such reports for review prior to filing, (v) Buyer may cause memoranda of leases and subleases covering the Owned Real Property and Leased Real Property to be recorded in the local county or applicable authority's recording or real estate recording office where each such property is located, and (vi) Buyer may be required to make disclosures to its financing sources.
5.7    Employees; Employee Benefits.
(d)    Buyer shall have the right, but not the obligation, to offer employment to any one or more of the Employees upon such terms as determined by Buyer in its sole discretion. Any Employee hired by Buyer shall become an employee of Buyer and cease being an Employee effective on the date such individual is employed by Buyer and placed on Buyer's payroll.
(e)    The term "Hired Employee" as used in this Agreement means any person who is an Employee and accepts employment with Buyer or an Affiliate of Buyer in accordance with this Section 5.7. Unless otherwise determined by Buyer, all Hired Employees will be retained as employees-at-will by Buyer (or an Affiliate of Buyer) from and after the date of commencement of employment. Buyer shall have no obligation with respect to (i) any Employee who does not become a Hired Employee, or (ii) any Hired Employee for the period prior to being employed by Buyer or an Affiliate of Buyer. The terms of this Section 5.7 shall not confer any rights or remedies on any Employee or Hired Employee or any other Person other than the parties to this Agreement.

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(f)    Buyer shall be responsible for all employee-related worker's compensation and related matters relating to a Hired Employee only with respect to injuries sustained after the commencement of employment of such Hired Employee with Buyer. Sellers shall be responsible for all Employee-related worker's compensation and related matters relating to injuries sustained prior to Closing.
(g)    Sellers agree to pay and be responsible for all salary, employment benefits, fees, and other forms of compensation and reimbursement and employment related taxes for its Employees and contractors for services performed for Sellers prior to the Closing, properly accrued to the Closing and, with respect to Employees that are not Hired Employees, including Employees not actively at work on the Closing Date, after Closing. Sellers will continue any employee benefit payment obligations for Employees who are on leave of absence or disabled on the Closing Date in accordance with the Sellers' policies. Sellers shall be liable for all severance pay and accrued but unused paid time off and vacation of Employees, including Hired Employees, outstanding as of the Closing Date under Sellers' policy. In the event that Sellers take any action with respect to its Employees that would constitute a "plant closing" or "mass layoff" (as those terms are used in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101 et. seq. (the "WARN Act")), Sellers shall be liable and responsible for any required notice under the WARN Act (or any similar state or local law) and shall indemnify Buyer with respect to any Liability arising out of a breach of this covenant.
(h)    Sellers shall allow Buyer reasonable access to the Employees prior to Closing in order to allow for an orderly transition. In addition, Sellers shall allow Buyer reasonable access to employee records of prospective employees following the date of this Agreement. As soon as practicable following the Closing, Sellers shall provide Buyer with the employment records for all Hired Employees requested by Buyer. Notwithstanding any other provision of this Agreement to the contrary, Sellers shall, in their sole discretion, have the right to remove any information from such employee records in order to comply with applicable Law.
(i)    Nothing contained herein shall require Buyer to assume any one of Sellers' Benefit Plans or accept the transfer of any assets or Liabilities arising out of or associated with any one of Sellers' Benefit Plans.
(j)    Sellers shall use best efforts to assist Buyer, at Buyer's expense, in any application for successor employer status with respect to the Federal Unemployment Tax Act (FUTA), State Unemployment Tax Act (SUTA), any other payroll or unemployment taxes, any state insurance fund, and any state workers compensation fund.
(k)    For a period of twenty-four (24) months after the Closing, Sellers and their Affiliates will not solicit, divert or attempt to hire any Hired Employee, whether as an employee, leased employee, consultant, agent, independent contractor or otherwise, who is then, or at any time within the six (6) month period prior to contact has been, employed or retained by Buyer or any of its Affiliates; provided that, this sentence shall not preclude Sellers and their Affiliates from soliciting from employment or hiring any Hired Employee

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who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Sellers or their Affiliates that is not directed at any Hired Employees.
5.8    Compliance with Bulk Sales Laws. The parties hereby waive compliance by Buyer and Sellers with any applicable bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Sellers shall indemnify Buyer from, and hold it harmless against, any damages, liabilities, losses, fines, penalties, and expenses resulting from or arising out of (a) the parties failure to comply with any of such Laws in respect of the transactions contemplated by this Agreement, or (b) any action brought or levy made as a result thereof.
5.9    Further Assurances. Each party hereto shall on the Closing Date and from time to time thereafter, at any other parties reasonable request and without further consideration, execute and deliver to such other party such instruments of transfer, conveyance, and assignment in addition to those delivered pursuant to this Agreement and perform such other acts as shall be reasonably requested to effect the transactions contemplated by this Agreement.
5.10    Notification of Certain Matters. Each party shall give prompt notice to the other party of (a) the occurrence, or failure to occur, of any event or the existence of any condition, fact, state of circumstances, development, action or omission that individually or in the aggregate (i) has had or could reasonably be expected to have a Material Adverse Effect, or (ii) has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date (except to the extent such representations and warranties are given as of a particular date or period and relate solely to such particular date or period), (b) any information that indicates that any representation or warranty of such party contained herein was not true and correct as of the date hereof, (c) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (d) the occurrence of any event which will result, or is reasonably likely to result, in the failure of such party to satisfy a condition specified in Section 7 hereof, (e) the commencement or threatened commencement of any suit, action, claim, or proceeding by any Governmental Authority or any Person (other than Buyer) relating to the Business or relating to this Agreement or the transactions contemplated hereby or (f) any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any contract, agreement or commitment.
5.11    Franchise Agreements. Subject to the terms and conditions of this Agreement, Sellers will work with Wendy's to effectuate the transfer from Sellers to the Buyer of the Franchise Agreements and Location Franchise Agreements listed on Exhibit G (the "Franchise Agreements"), without any reduction in the primary or renewal terms of any such Franchise Agreements or other adverse changes in the terms of any such Franchise Agreements. Any transfer fees with respect to the Franchise Agreements payable to Wendy's shall be paid by Sellers.
5.12    Deficiencies. In the event that a local health department or other Governmental Authority determines in its inspection of any of the Restaurants in connection with the transactions contemplated hereby, that there is a deficiency in the kitchen or other area of a Restaurant that would

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prevent Buyer from being permitted to open the subject Restaurant for business or require remediation within a specified period of time prior to or after Closing, Sellers shall pay the costs of correcting such deficiencies.
5.13    Casualty Loss. In the event of damage to or the destruction of any Restaurant in whole or in part prior to Closing, subject to the requirements of any applicable Real Property Lease, Buyer may elect to (i) defer the purchase of the applicable Restaurant until Seller Parties have repaired the damage or destruction to Buyer's reasonable satisfaction, in which case the Purchase Price at Closing shall be reduced by an amount reasonably determined in good faith by Buyer and Seller Parties to reflect the value of such Restaurant and related real property interest used in determining the Purchase Price, and such Restaurant and related real property interest shall be acquired by Buyer pursuant to the terms of this Agreement for the amount of such reduction promptly after Seller Parties have repaired the damage or destruction to Buyer's satisfaction, or (ii) proceed with the acquisition of such Restaurant and related real property interest at Closing, in which case Buyer may elect to (A) reduce the Purchase Price by an amount reasonably determined in good faith by Buyer and Seller Parties to cover the costs of repair of the damage or destruction and related costs and the present value of the lost profits during the period that the Restaurant is expected to not be fully operational or (B) have Seller assign to Buyer all insurance proceeds payable as a result of such occurrence and credit the amount of the deductible against the Purchase Price at Closing.
5.14    Utilities. Sellers shall use all commercially reasonable efforts to make certain that none of the utilities serving the Restaurants shall be terminated by the suppliers thereof as of the Effective Time. Sellers shall notify those utility companies that Buyer shall be responsible for the payment of any and all obligations incurred from and after the Effective Time for the utilities. Sellers shall use their commercially reasonable efforts to transfer telephone service for the Restaurants to Buyer's account as of the Effective Time.
5.15    Misdirected Payments. To the extent that, after the Effective Time, either Buyer or Sellers shall receive any payments from any third parties (other than the parties hereto or their respective Affiliates) relating to the Business and attributable to the period prior to (in the case of receipt by Buyer) or after (in the case of receipt by Sellers) the Effective Time (including without limitation any rebate payments from QSCC), the party receiving the same shall promptly make delivery thereof to the applicable party entitled to such payment.
5.16    Seller Parent Guaranty; Joint and Several Obligations Seller Parent hereby unconditionally guarantees to Buyer the full and timely performance of all of the obligations and agreements of Sellers under this Agreement and the Ancillary Agreements (excluding the Seller Leases, 521 Lease, 424 Lease and 1031 Leases).  The foregoing guarantee shall include the guarantee of the payment of all Losses which might become recoverable as a result of the breach or inaccuracy of any Sellers' representations or warranties or the nonperformance of any of the covenants, obligations or agreements so guaranteed, or as a result of the nonperformance of the guarantee.  Buyer may, at its option, proceed directly against Seller Parent for the performance of any such obligation or agreement, or for Losses for breach or default of Sellers, without proceeding first against any Seller and without the necessity of joining any Seller in any such proceeding.  Seller Parent further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect

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notwithstanding any act which might otherwise operate as a legal or equitable discharge of a guarantor, and Seller Parent hereby waives all special suretyship defenses and notice requirements. In addition, the Seller Parent agrees that it shall be jointly and severally liable with Sellers with respect to all liabilities, obligations, representations, warranties, indemnities, covenants, and agreements of Sellers under this Agreement and the Ancillary Agreements (excluding the Seller Leases, 521 Lease, 424 Lease and 1031 Leases), provided that such joint and several liability of the Seller Parent shall not exceed the Purchase Price. Any limitations on the joint and several liability of the Seller Parent hereunder with respect to all liabilities, obligations, representations, warranties, indemnities, covenants, and agreements of Sellers under this Agreement and the Ancillary Agreements shall not affect any liability the Seller Parent may otherwise have under this Agreement or under applicable Law, including any Law applicable to any dissolution or liquidation of Sellers. The provisions of this Section 5.16 shall survive the Closing or termination of this Agreement.
5.17    Business Financial Statements. The parties acknowledge that Buyer is an indirect wholly-owned subsidiary of NPC Restaurant Holdings, LLC ("Holdings"), which files reports with the Securities and Exchange Commission in order to comply with its obligations under an indenture relating to outstanding debt securities, and that Holdings may be required to file with the SEC financial statements and pro forma financial information relating to the operation of the Business prior to the Effective Time. In the event that Holdings is required to file such financial statements and pro forma financial information with the SEC, (a) Sellers shall reasonably cooperate with Holdings, at Holdings' cost, in connection with Holdings' preparation and filing of such financial statements and pro forma financial information in a timely manner and (b) Sellers shall afford Holdings and its employees and advisors, including Holdings' accountants, with access upon reasonable notice and during normal business hours to the applicable employees and advisors of the Sellers and to the applicable books, papers, records and other documents of Sellers relating to the Business that are reasonably necessary for the preparation of the required financial statements and financial information.
5.18    Efforts to Consummate. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its commercially reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including satisfaction of all of the conditions to Closing to be satisfied by such party, and each of the parties hereto shall cooperate with the others in all of the foregoing.
5.19    Exclusive Dealing. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller Parties and their respective representatives will not, directly or indirectly, provide information to, engage in negotiations with, solicit, facilitate or otherwise engage in discussions with, or enter into any agreement with any third party with respect to any transaction involving the direct or indirect transfer or acquisition of all or any significant portion of the assets relating to any of the Restaurants (including by means of asset sale, lease, merger, consolidation, statutory share exchange or recapitalization) or other transaction that has the effect, directly or indirectly, of causing a change

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of control of any Seller or the assets relating to any of the Restaurants (each, an “Acquisition Transaction”). This paragraph shall not restrict real property transactions contemplated by this Agreement and with the approval of the parties in order to facilitate the transactions contemplated by this Agreement. In addition to the other obligations under this Section 5.19, the Seller Parties shall promptly advise Buyer orally and in writing of any proposal, any request for information with respect to any potential Acquisition Transaction, or any inquiry with respect to or which would reasonably be expected to result in a proposal to enter into an Acquisition Transaction which such party receives, which notice shall include the material terms and conditions of such request, proposal or inquiry, and the identity of the Person making the same.
5.20    Sale of Certain 1031 Purchased Properties. The parties acknowledge that Buyer intends to sell as soon as reasonably practicable after Closing, but in any event within one year after Closing, the real estate, buildings and improvements relating to Restaurants Nos. 511 and 545, which real estate, buildings and improvements are being transferred from Sellers to Buyer at Closing. The parties agree that in the event that the aggregate gross sales proceeds received by Buyer, without deduction for sales commissions and related costs, for the sale of such real estate, buildings and improvements relating to Restaurants Nos. 511 and 545, in any bona fide sale or sales to one or more third parties that are not Affiliates of Buyer, is less than a total of $4,263,043, Sellers will pay to Buyer the amount of such difference in cash within five (5) business days after Buyer gives written notice to Sellers of the sale of such properties. Buyer will provide to Sellers such documents supporting the calculation of the net sales proceeds received by Buyer as Sellers may reasonably request. Promptly after listing any such property for sale and after entering into a written agreement to sell any such property, Buyer shall give Sellers notice thereof, and after entering into a written agreement to sell any of such property, shall keep Sellers reasonably informed with respect to the status of such sale. In addition, Buyer agrees to list these properties for sale promptly after Closing.
Section 6.    FAR Requirements.
6.1    FAR Payments. Seller shall provide to Buyer a credit against the Purchase Price at Closing for all estimated costs of the work described in the facility assessment reports for the Restaurants, as modified by the parties, in the amount of $1,028,184.
6.2    Exceptions. [Reserved.]
Section 7.    Conditions to Closing; Termination.
7.1    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the Ancillary Agreements are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:
(c)    Representations, Warranties and Covenants. The representations and warranties of Sellers and the Seller Parent contained in this Agreement (including the Schedules thereto) shall (i) in the case of representations and warranties qualified by materiality, be true and correct, and (ii) in the case of representations and warranties not qualified by materiality, be true and correct in all material respects, on the date of this

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Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or relate solely to a particular date or period shall continue as of Closing to be true and correct as of such date or period (subject to the same materiality standards as are applied to representations and warranties that do not relate solely to a particular date or period). Sellers and the Seller Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date. On the Closing Date, Sellers and the Seller Parent shall have delivered to Buyer a certificate dated as of the Closing Date, and signed by a manager or senior officer of Sellers and Seller Parent, to the effect contemplated by this Section 7.1(a).
(d)    Third Party Consents. All contractual and other third party consents, waivers and notices required to be obtained or made prior to the Closing Date by Sellers and the Seller Parent in connection with the execution and delivery of this Agreement or any Ancillary Agreement and/or the consummation of the transactions contemplated hereby and thereby shall have been obtained and copies thereof shall have been delivered to Buyer, including, without limitation, (i) any consents, approvals, waivers or notices required to be obtained from Wendy's under the Franchise Agreements, (ii) any consents to the assumption of the Real Property Leases, including the option periods and terms required under Section 1.3(b) and (iii) any consents, approvals, waivers or notices listed or required to be listed on the Schedules hereto.
(e)    Approvals and Consents of Governmental Authorities. The approvals of the Governmental Authorities listed on the Schedules hereto shall have been received or deemed received in each case without any material conditions, restrictions, or limitations. No Governmental Authority shall have imposed any condition on Buyer that would cause Buyer any material cost or materially interfere with the continued operation of the Business or the business of Buyer as currently conducted and as proposed to be conducted.
(f)    Injunction and Litigation. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, or other Order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by the Agreement illegal or otherwise restraining or prohibiting consummation of such transactions or which is or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. In addition, no proceeding before any Governmental Authority shall be pending or threatened seeking to restrain or prohibit (or questioning the validity or legality of) the transactions contemplated by this Agreement or seeking to restrict in any material respect the effective operation of the Business after the Closing or seeking material damages in connection therewith.
(g)    Material Adverse Effect. There shall not have been or occurred any change, event or circumstance that, individually or in the aggregate with all other changes, events or circumstances, has had or would be reasonably likely to have a Material Adverse Effect.

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(h)    Title/Survey.  With respect to each parcel of Owned Real Property and Leased Real Property, Buyer shall have received (i) an unconditional, irrevocable commitment from a national title insurance company to issue Buyer, at Buyer’s expense, an owner's or leasehold (as the case may be) policy of title insurance, in form and substance and with such endorsements, and reflecting only such exceptions and other matters, as are acceptable to Buyer's lenders and Buyer in Buyer's sole discretion; and (ii) an ALTA as-built land survey, prepared by a registered or licensed land surveyor, at Buyer’s expense, showing no encroachments or other matters objectionable to Buyer in Buyer's sole discretion or constituting an exception to Buyer’s title insurance policy.
(i)    Environmental Assessments.   The results of all environmental assessments performed pursuant to Section 5.2(c) hereof shall be acceptable to Buyer in Buyer's sole discretion.
(j)    Image Activation and Refresh Plan and Marginal Restaurant Approval. Buyer shall have received from Wendy's a written acknowledgment of Wendy’s approval of the parties' proposed Image Activation and Refresh plan attached hereto as Exhibit H and Buyer's option to close the marginal Restaurants listed on Exhibit H. If such plan or options are not approved, the parties shall work in good faith to appropriately revise the terms of this Agreement and facilitate the process of gaining timely approval by Wendy's of the terms and conditions of this Agreement.
(k)    Transfer Guidelines. The parties shall have completed the 2014 Wendy's Transfer Guidelines and Market Planning Process using commercially reasonable efforts. Wendy's shall have waived its right of first refusal to purchase the Restaurants, shall have approved the consummation of the transactions herein and shall have approved the transfer of the Franchise Agreements from Sellers to Buyer without any reduction in the primary or renewal terms of any such Franchise Agreements or other adverse changes in the terms of any such Franchise Agreements.
(l)    Endorsements and Reliance. With respect to each parcel of Owned Real Property and Leased Real Property, Buyer shall have received the following, to the extent requested by Buyer not more than fourteen (14) days after the date of this Agreement: (i) endorsements and updates issued by applicable title companies, in form and substance as are acceptable to Buyer's lender and Buyer in Buyer's sole discretion, naming Buyer and Buyer's lender as the proposed insured under existing commitments to issue an owner's or leasehold (as the case may be) policy of title insurance or insured under existing owner's or leasehold (as the case may be) policies of title insurance; (ii) endorsements, updates and/or reliance letters issued by applicable registered or licensed land surveyors, in form and substance as are acceptable to Buyer's lender and Buyer in Buyer's sole discretion, to or in regard to existing surveys, confirming and agreeing that Buyer and Buyer's lender have the right to use and rely on such surveys; and (iii) reliance letters issued by applicable registered or licensed environmental assessment firms and Environmental Professionals, in form and substance as are acceptable to Buyer's lender and Buyer in Buyer's sole discretion, in regard to existing environmental assessment or investigation reports, specifically including Phase

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I Environmental Site Assessments, confirming and agreeing that Buyer and Buyer's lender have the right to use, benefit from, and rely on such environmental assessment or investigation reports.
7.2    Conditions to the Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Sellers in their sole discretion:
(d)    Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement (including the Schedules thereto) shall (i) in the case of representations and warranties qualified by materiality, be true and correct, and (ii) in the case of representations and warranties not qualified by materiality, be true and correct in all material respects, on the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties that are given as of a particular date or relate solely to a particular date or period shall continue as of Closing to be true and correct as of such date or period (subject to the same materiality standards as are applied to representations and warranties that do not relate solely to a particular date or period). Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date. On the Closing Date, Buyer shall have delivered to Sellers a certificate dated as of the Closing Date, and signed by a manager or senior officer of Buyer, to the effect contemplated by this Section 7.2(a).
(e)    Third Party Consents. All contractual and other third party consents and notices required to be obtained or made prior to the Closing Date by Buyer in connection with the execution and delivery of this Agreement or any Ancillary Agreement and/or the consummation of the transactions contemplated hereby and thereby shall have been obtained and copies thereof shall have been delivered to Sellers.
(f)    Approvals and Consents of Governmental Authorities. The approvals of the Governmental Authorities listed on the Schedules hereto shall have been received or in each case without any material conditions, restrictions, or limitations.
(g)    Injunction. There shall be in effect no injunction, writ, preliminary restraining order, or any Order of any nature directing that the transactions contemplated by this Agreement or the Ancillary Agreements not be consummated as herein or therein provided.
7.3    Termination of Agreement.
(a)    This Agreement may be terminated at any time prior to the Closing:
(i)    By Sellers in writing, without Liability (except as provided in subsection (b)), if Buyer shall (i) fail to perform in any material respect its agreements

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contained herein required to be performed by it prior to the date of such termination, or (ii) breach any of its representations or warranties contained herein so as to cause a condition to Closing to be incapable of satisfaction, which failure or breach is not cured within ten (10) days after Sellers have notified Buyer in writing of their intent to terminate this Agreement pursuant to this subsection (i).
(ii)    By Buyer in writing, without Liability (except as provided in subsection (b)), if any Seller Party shall (i) fail to perform in any material respect such Person's agreements contained herein required to be performed by such Person prior to the date of such termination, or (ii) breach any of such Person's representations or warranties contained herein so as to cause a condition to Closing to be incapable of satisfaction, which failure or breach is not cured within ten (10) days after Buyer has notified Sellers of its intent to terminate this Agreement pursuant to this subsection (ii).
(iii)    By Buyer or Sellers if the Closing has not occurred on or before September 30, 2014, and the party seeking to terminate this Agreement is not in material breach or default of any provisions of this Agreement.
(iv)    By Buyer or Sellers in writing, if there shall be any Order of any Governmental Authority which prohibits or restrains Buyer or Sellers from consummating the transactions contemplated hereby, and such Order shall have become final and non-appealable.
(v)    At any time on or prior to the Closing Date, by mutual written consent of Sellers and Buyer.
(vi)    By Buyer or Sellers in writing in the event that Wendy's does not waive its right of first refusal to purchase the Restaurants and approve the consummation of the transactions herein before the close of business on September 30, 2014.
(vii)    By Buyer in writing without Liability on or before July 14, 2014, if Buyer's review of the Business, Restaurants, Purchased Assets, Leased Equipment, Assigned Contracts, Franchise Agreements, Equipment Leases, Real Property Leases, title or other matters relating to the Owned Real Property or Leased Real Property (including, without limitation, environmental conditions) is not acceptable and satisfactory to Buyer's lenders and to Buyer in Buyer's sole discretion.
(b)    If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall be of no further force and effect and no party hereto shall have any Liability or further obligation hereunder except for any breach of any representation, warranty, agreement, or covenant in this Agreement by such party prior to such termination.
Section 8.    Survival of Representations and Warranties, Etc.; Indemnification.

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8.1    Survival of Representations, Warranties, Covenants, and Agreements; Right to Indemnification not Affected by Knowledge. The representations, warranties, covenants, and agreements made by the parties in this Agreement shall survive the Closing for the Claims Period applicable thereto. The right of any party to seek indemnification under this Section 8 or any other remedy based on the representations, warranties, covenants and agreements contained in this Agreement will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant, or agreement; provided, however, notwithstanding anything to the contrary herein, Buyer Indemnified Parties shall have no right to indemnification for Losses pursuant to Section 8.2(a) with respect to any breach of a representation or warranty if (i) Sellers provide written notice to Buyer after the date hereof but prior to Closing of such breach of such representation and warranty of Sellers or Seller Parties and such breach causes Seller Parties to fail to satisfy the condition to Closing set forth in Section 7.1(a), (ii) such written notice states that Buyer may elect not to close the transactions contemplated by this Agreement as a result of the failure to satisfy the condition to Closing set forth in Section 7.1(a) due to such breach and (iii) Buyer nevertheless elects to close the transactions contemplated by this Agreement.
8.2    Indemnification Obligations of Sellers and Seller Parent. Sellers and Seller Parent shall jointly and severally indemnify, defend, and hold harmless Buyer and its Affiliates and their respective shareholders, members, partners, managers, officers, directors, employees, agents and representatives and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from, against, and in respect of any and all Losses arising out of or relating to:
(c)    any breach or inaccuracy of any representation or warranty made by Seller Parties or Sellers in this Agreement, the Schedules hereto or any certificate provided to Buyer pursuant to this Agreement;
(d)    any breach or nonfulfillment of any covenant, agreement, or obligation by Sellers or Seller Parent in this Agreement;
(e)    the ownership and operation of the Business and ownership, lease, operation or use of the Purchased Assets, Assigned Contracts, Equipment Leases, Franchise Agreements, Leased Equipment, Owned Real Property or Leased Real Property by Sellers (or any predecessor) prior to Closing, including any Liabilities arising therefrom;
(f)    any Action brought by any third party or Governmental Authority against Buyer prior to or after the Closing based upon any act, event, omission, or condition occurring or existing in respect of the Purchased Assets, Assigned Contracts, Equipement Leases, Franchise Agreements, Leased Equipment, Owned Real Property or Leased Real Property or the Liabilities, activities or operations of Sellers (or any predecessor) with respect to the Business prior to the Closing;
(g)    the employment or termination of employment of any Employees by Sellers or any Affiliate;

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(h)    the Sellers Benefit Plans, including any Liability based upon any claim of successor liability with respect to any one of Sellers Benefit Plans;
(i)    any assets, Excluded Contracts or leases of equipment that are retained by Sellers pursuant to this Agreement;
(j)    any Retained Liabilities;
(k)    any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Seller Party; and
(l)    enforcement by Buyer Indemnified Parties of the provisions of this Section 8.2.
8.3    Indemnification Obligations of Buyer. Buyer shall indemnify and hold harmless each one of Seller Parties and their Affiliates and their respective shareholders, members, partners, managers, officers, directors, employees, agents and representatives and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the "Sellers Indemnified Parties") from, against, and in respect of any and all Losses arising out of or relating to:
(a)    any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, the Schedules hereto or any certificate provided to Sellers pursuant to this Agreement;
(b)    any breach or nonfulfillment of any covenant, agreement, or undertaking made by Buyer in this Agreement;
(c)    any brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by Buyer or Buyer Parent;
(d)    enforcement by Sellers Indemnified Parties of the provisions of this Section 8.3; and
(e)    any failure of Buyer to satisfy the terms, covenants, liabilities and obligations of Sellers arising after and for the period after the Closing under any Assigned Contract or Real Property Lease assumed by Buyer (excluding liabilities and obligations arising out of or relating to a breach by Sellers or a breach relating to or resulting from any act, error, omission, condition or circumstance existing or occurring at or prior to the Closing or for which Sellers are required to provide indemnification under this Agreement).
8.4    Indemnification Procedure.
(l)    Promptly after receipt by a Buyer Indemnified Party or a Sellers Indemnified Party (hereinafter referred to as, the "Indemnified Party") of notice by a third party of any claim or the commencement of any Action with respect to which such Indemnified Party

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may be entitled to receive payment from the other party for any Losses, such Indemnified Party shall, within ten (10) days, notify Buyer or Sellers, as the appropriate indemnifying party or representative thereof (the "Indemnifying Party"), of such third-party claim or of the commencement of such Action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from Liability for such third-party claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from Liability under this Agreement with respect to such third-party claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of any material rights or defenses otherwise available to the Indemnifying Party with respect to such third-party claim. Unless the Indemnifying Party is also a party to such third-party claim and the Indemnified Party determines in good faith after conferring with its outside counsel that joint representation would be inappropriate, the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter (or, if earlier, by the tenth (10th) day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such claim), to assume the defense of such Action, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Action or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period (or earlier 10-day period, if applicable), then such Indemnified Party may employ counsel to represent or defend it in any such Action for the account and risk of the Indemnifying Party, and the Indemnifying Party shall pay the fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one law firm (and one local law firm) for all Indemnified Parties in any jurisdiction in any single Action unless an Indemnified Party determines in good faith after conferring with its outside counsel that such joint representation would be inappropriate. In any Action with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with the other with respect to the defense of any such action. Anything in this Section 8.4 to the contrary notwithstanding, the Indemnifying Party shall not be entitled to assume the defense of any third-party claim (and shall pay the fees and expenses of counsel incurred by the Indemnified Party in defending such third-party claim as incurred) if (i) the third-party claim is brought by any Governmental Authority or seeks an injunction or other equitable relief or any other relief other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; (ii) the third party claim relates to the Indemnified Party's relationship with Wendy's or any landlord, supplier or employee, (iii) the third party claim relates to any criminal proceeding, action, indictment, allegation or investigation or (iv) the amount

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claimed by the third party exceeds or may exceed the Limitation Amount or the Indemnifying Party fails to acknowledge its obligation to indemnify the Indemnified Party for any Losses resulting from such third party claim, subject to the limitations set forth herein.
(m)    If an Indemnifying Party assumes the defense of any third-party claim pursuant to paragraph (a) above, the Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise such third-party claim or consent to the entry of any judgment in respect thereof unless (A) the sole relief provided to such third party is the payment of monetary damages which the Indemnifying Party pays or causes to be paid concurrently with the effectiveness thereof; (B) there is no finding or admission of any violation of Law or any violation of the rights of any Person and, in the good faith judgment of the Indemnified Party, no effect on any other claims that may be made against the Indemnified Party; and (C) the Indemnifying Party shall obtain, as a condition of such settlement, a complete unconditional release of the Indemnified Party. The Indemnified Party will have no Liability with respect to any compromise or settlement of any third-party claim that is effected in violation of the preceding sentence. If the Indemnifying Party has not assumed the defense of any third-party claim, the Indemnified Party shall not enter into any settlement of, or consent to entry of any judgment with respect to, such third-party claim, without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).
(n)    In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a third-party claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days following its receipt of such notice that the Indemnifying Party disputes its Liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be deemed to have been denied by the Indemnifying Party.
8.5    Claims Period. For purposes of this Agreement, the "Claims Period" shall terminate as follows:
(a)    with respect to any Losses covered by Sections 8.2(a) or Section 8.3(a) hereof, the Claims Period shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that (1) the Claims Period shall continue until thirty (30) days after the expiration of any applicable statute of limitations (giving effect to any extensions thereof) for third-party claims with respect to any Losses relating to or resulting from any breach or inaccuracy of any representation or warranty contained in Section 3.14 or 3.15 hereof; and (2) the Claims Period shall continue until the expiration of any applicable statute of limitations (giving effect to any extensions thereof) for indemnification claims

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with respect to any Losses relating to or resulting from any breach or inaccuracy of any Fundamental Representation; and
(b)    with respect to any Losses covered by Sections 8.2(b), (c), (d), (e), (f), (g), (h), (i) and (j), and 8.3(b), (c), (d) and (e), the Claims Period shall continue until the expiration of any applicable statute of limitations (giving effect to any extensions thereof) for indemnification claims under such subsections.
Notwithstanding the foregoing, if prior to 5:00 p.m. Central Time on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified in writing of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
8.6    Deductible Amount; Limitation Amount. Notwithstanding anything to the contrary set forth herein, Seller Parties shall be liable for Losses arising under Section 8.2(a) only to the extent that any such Losses exceed, in the aggregate, $100,000 (one hundred thousand dollars) (the "Deductible Amount"), and in such event, subject to the other provisions hereof, indemnification shall be made by Seller Parties for the full amount of Losses in excess of the Deductible Amount, and in no event shall the aggregate liability of Seller Parties under Section 8.2(a) exceed 10% of the Purchase Price (the "Limitation Amount"). Notwithstanding the foregoing, Losses arising under or pursuant to any matter constituting fraud or criminal activity under applicable Law by any Seller Parties and Losses arising out of or relating to any breach or inaccuracy of any Fundamental Representation or any representation or warranty contained in Section 3.14 or 3.15 hereof made by Sellers or Seller Parties shall not be subject to the Deductible Amount or the Limitation Amount. The amount of any Loss taken into account for all purposes under this Article 8 shall be reduced by any amounts actually recovered by the Indemnified Party under any insurance policies (less expenses incurred by the Indemnified Party in obtaining such recovery) if and solely to the extent that failure to so reduce the amount of any such Loss pursuant to this paragraph would result in a double recovery by such Indemnified Party.
8.7    Right of Offset. In addition to all other legal and equitable remedies available to the Buyer Indemnified Parties, the Buyer Indemnified Parties may, at any time and from time to time in accordance with the procedures set forth in this Section 8.7, offset against any amounts due and payable to any of the Seller Parties or their respective Affiliates by any such Buyer Indemnified Parties under this Agreement or any Ancillary Agreement (including without limitation any Seller Leases, 521 Lease, 424 Lease and 1031 Leases) or otherwise, the amount of Losses incurred by the Buyer Indemnified Parties or for which Buyer Indemnified Parties are potentially liable pursuant to a pending or threatened third party claim to the extent the Buyer Indemnified Parties are entitled to indemnification for such Losses under this Section 8 ("Buyer Offset Right"). Notwithstanding the foregoing, the Buyer Offset Right shall not survive the assignment of the applicable Seller Lease, 521 Lease, 424 Lease or 1031 Lease by Sellers to a third-party which is not an Affiliate or Related Individual of any Seller Party or any Affiliate of any Seller Party in connection with the transfer of the applicable real property subject to such Seller Lease, 521 Lease, 424 Lease or 1031 Lease, provided, however, that in the event of such assignment, if Buyer's aggregate monthly

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payments under such leases with Sellers and their Affiliates fall below $100,000 per calendar month during the one-year period after Closing, Seller Parties will, prior to such assignment, establish an escrow account (the "Seller Parties / Buyer Escrow Account") with an independent financial institution having combined capital and surplus in excess of $25,000,000 pursuant to an escrow agreement in form and substance reasonably satisfactory to Seller Parties and Buyer for purposes of securing possible claims by Buyer Indemnified Parties in accordance with this Section 8 with an escrow amount paid by Seller Parties to the escrow agent equal to the Limitation Amount minus the amount of any prior offsets by Buyer pursuant to the Buyer Offset Right. Such Seller Parties / Buyer Escrow Account shall continue through the one-year period after Closing but any escrow balance shall not be payable to Seller Parties if there are any unsatisfied claims by Buyer Indemnified Parties under this Section 8, unless and until all such claims have been satisfied by payments from the Seller Parties / Buyer Escrow Account, by agreement of Buyer and Seller Parties, by dispute resolution procedures agreed to by Buyer and Seller Parties with respect to such matter, or by final non-appealable judicial order. In order to exercise any Buyer Offset Right, Buyer will provide Seller Parties with written notice of Buyer's intention to exercise the Buyer Offset Right, and during the thirty (30) day period after the giving of such notice to Seller Parties, Buyer and Seller Parties will attempt in good faith to resolve the matter giving rise to the exercise of the Buyer Offset Right, and if Buyer and Seller Parties do not agree to a resolution of such matter during such thirty (30) day period, Buyer may exercise the Buyer Offset Right, by withholding any amounts payable by Buyer to any Seller Parties, provided that any amounts withheld by Buyer pursuant to the Buyer Offset Right shall be promptly paid by Buyer into an escrow account (the "Buyer / Seller Parties Escrow Account") established by Buyer with an independent financial institution having combined capital and surplus in excess of $25,000,000 pursuant to an escrow agreement in form and substance reasonably satisfactory to Seller Parties and Buyer, to be held in the Buyer / Seller Parties Escrow Account until the matter giving rise to the exercise of the Buyer Offset Right is finally resolved by agreement of Buyer and Seller Parties, by dispute resolution procedures agreed to by Buyer and Seller Parties with respect to such matter, or by final non-appealable judicial order. With respect to each escrow account, the Buyer, on the one hand, and the Seller Parties, on the other hand, shall share equally the fees and expenses of the escrow agent, and the earnings on such escrow account shall be paid to the party receiving funds from the escrow account on a proportionate basis.
Section 9.    Miscellaneous.
9.1    Notices. All notices, communications, and deliveries hereunder shall be made in writing transmitted by or on behalf of the party making the same, shall specify the section hereunder pursuant to which it is given or being made, and shall be delivered personally or by electronic transmission or sent by registered or certified mail or by any express mail or courier delivery service (with postage and other fees prepaid) as follows:
To Sellers:
c/o Carlisle Corporation
263 Wagner Place
Memphis, TN 38103-3808
Attention: Chancellor Carlisle
Email:    cgcarlisle@carlislecorp.com

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with a required copy to:
Butler Snow LLP
6075 Poplar Avenue, Suite 500
Memphis, TN 38119-0102
Attention: Geoffrey M. Hirsch
Fax: (901) 680-7201
Email: geoffrey.hirsch@butlersnow.com

To Buyer:
NPC International, Inc.
7300 West 129th Street
Overland Park, KS 66213
Attention: Troy D. Cook
Fax: (913) 327-5850
Email: Troy.Cook@npcinternational.com

with a copy to:
Stephen J. Cosentino
Stinson Leonard Street LLP
1201 Walnut Ste 2900
Kansas City, MO 64106
Fax: (816) 691-3495
Email: Steve.Cosentino@stinsonleonard.com

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Such notice shall be effective upon the date of delivery or refusal of delivery, if sent by personal delivery, registered, certified, or express mail, or courier delivery, or upon transmission by fax or email transmission, if promptly confirmed by telephone or electronic means.
9.2    Attachments. All schedules, annexes, and exhibits attached hereto (other than the Ancillary Agreements) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
9.3    Successors in Interest; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective successors and permitted assigns. No party may assign this Agreement or its rights or obligations hereunder without the written consent of the other party. Any attempted assignment in violation of this Section 9.3 shall be null and void. Notwithstanding the foregoing, Buyer may assign any or all of its rights hereunder to any wholly owned subsidiary of Buyer, provided that Buyer shall remain responsible for all of Buyer's Liabilities and obligations hereunder.
9.4    Controlling Law; Integration; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without

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reference to its choice of law rules and notwithstanding that all or part of this Agreement might be performed outside of the State of Delaware. This Agreement, together with the Ancillary Agreements, constitute the entire agreement among the parties hereto and supersede all prior written and oral agreements between the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms except (i) as specifically modified herein and (ii) that it shall not be applicable to Buyer with respect to the Business from and after the Closing. This Agreement may not be amended, modified, or supplemented except by written agreement of Buyer and Sellers and no provision hereof shall be deemed to have been waived by any party hereto unless such waiver is in writing and signed by the party against whom enforcement is sought. It is understood and agreed by the parties that no failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.
9.5    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
9.6    Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
9.7    Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
9.8    Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.
9.9    Interpretation. For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders. All terms defined herein in the singular

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shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular. Unless a clear contrary intention appears, the term "or" and "either" is used in the inclusive sense of "and/or" and "either or both." References to any Law or Order shall refer to the same as in effect from time to time. This Agreement was drafted jointly by the parties and no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party or its counsel having or being deemed to have structured or drafted such provision.
9.10    Equitable Relief. Each of the parties hereby agrees that any remedy at law for any breach of any provision contained this Agreement shall be inadequate and that a party shall be entitled to seek equitable relief, including injunctive relief or specific performance, without proof of actual damages or the necessity of posting bond, in addition to any other remedy such party might have under this Agreement.
9.11    Electronic Transmission. Delivery of an executed counterpart of this Agreement may be made by electronic transmission. Any such counterpart or signature page sent by electronic transmission shall be deemed to be a written and signed original for all purposes, and a copy of this Agreement containing a signature page that has been delivered by electronic transmission shall constitute an enforceable original document. As used in this Agreement, the term "electronic transmission" means and refers to any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient of the communication, and that may be directly reproduced in paper form by such a recipient through an automated process.
9.12    Calculation of Time Periods; Time of Essence. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the designated period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Central Standard Time or Central Daylight Time, as applicable. Time is of the essence of each of the provisions of this Agreement, unless otherwise specifically provided.
9.13    Lawful Authority. If any party executing this Agreement is an entity, the person executing on behalf of the entity hereby personally represents and warrants to all other parties that he has been fully authorized to execute and deliver this Agreement on behalf of the entity.
[Signatures follow on next page.]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.
BUYER:

NPC QUALITY BURGERS, INC.

By: /s/ Troy D. Cook
Name: Troy D. Cook
Title: Vice President, Treasurer and Secretary

SELLERS:

WENDELTA, INC.

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    President

WENDELTA PROPERTY HOLDINGS, LLC

By:    Carlisle Corporation, its manager

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

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CARLISLE VANC, LLC

By:    Carlisle Corporation, its manager

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

REALTY VANC, LLC

By:    Carlisle Corporation, its manager

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

SELLER PARENT:

CARLISLE CORPORATION

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

EXHIBIT A
DEFINITIONS
"424 Lease" shall have the meaning set forth in Section 1.3(a)(iv).
"521 Lease" shall have the meaning set forth in Section 1.3(a)(ii).

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"521 Property" shall have the meaning set forth in Section 1.3(a)(ii).
"1031 Leased Properties" shall have the meaning set forth in Section 1.3(e)(ii).
"1031 Leases" shall have the meaning set forth in Section 1.3(e)(ii).
"1031 Properties" shall have the meaning set forth in Section 1.3(e).
"1031 Purchased Properties" shall have the meaning set forth in Section 1.3(e)(i).
"1031 Transactions" shall have the meaning set forth in Section 1.3(e)(iii).
"Acquisition Transaction" shall have the meaning set forth in Section 5.19.
"Action" means any claim, action, suit, audit, examination, arbitration, inquiry, proceeding, or investigation by or before any Governmental Authority, arbitrator, or arbitration panel.
"Affiliate" of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.
"Agreement" shall have the meaning set forth in the preamble.
"Ancillary Agreements" means the Seller Leases, 521 Lease, 424 Lease and 1031 Leases, Assignment and Assumption of Lease Agreements, Assignment and Assumption of Contracts, and Bill of Sale and Assignment in the forms set forth as exhibits to this Agreement.
"Assigned Contracts" shall have the meaning set forth in Section 1.2(b).
"Assignment and Assumption of Contracts" shall have the meaning set forth in Section 2.2(a)(iv).
"Assignment and Assumption of Lease Agreements" shall have the meaning set forth in Section 1.3(b).
"Business" shall have the meaning set forth in the recitals.
"Buyer" shall have the meaning set forth in the preamble.
"Buyer Indemnified Parties" shall have the meaning set forth in Section 8.2.
"Buyer Offset Right" shall have the meaning set forth in Section 8.7.
"Buyer Parent" shall mean Buyer's parent company, NPC International, Inc.
"Buyer / Seller Parties Escrow Account" shall have the meaning set forth in Section 8.7.
"Claims Period" shall have the meaning set forth in Section 8.5.

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"Closing" shall have the meaning set forth in Section 2.1.
"Closing Date" shall have the meaning set forth in Section 2.1.
"COBRA" shall have the meaning set forth in Section 3.15(e).
"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published ruling promulgated or issued thereunder.
"Control" when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise, and "controlling" and "controlled" have meanings correlative to the foregoing.
"Deductible Amount" shall have the meaning set forth in Section 8.6.
"Effective Time" shall have the meaning set forth in Section 2.1.
"Employee" or "Employees" shall mean any employee of one of Sellers who spends a substantial portion of their time performing services in connection with the administration or operation of the Business.
"Environmental Law" means any Law relating to pollution or protection of the environment, drinking water supply, and natural resources.
"Environmental License" means any License required under or issued pursuant to any Environmental Law.
"Equipment Leases" shall have the meaning set forth in Section 1.2(a).
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.
"Excluded Contracts" shall have the meaning set forth in Section 1.2(b).
"Franchise Agreements" shall have the meaning set forth in Section 5.11.
"FS-Carlisle Property" shall have the meaning set forth in Section 1.3(a)(i).
"Fundamental Representations" means the representations and warranties contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.3(a) (Absence of Restrictions and Conflicts), Section 3.9(b) (Leased Equipment), Section 3.9(c) (Ownership, Condition, and Sufficiency of Assets), Section 3.20 (Environmental Matters), Section 3.24 (Brokers, Finders, and Investment Bankers), Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Absence of Restrictions and Conflicts), and Section 4.7 (Brokers, Finders, and Investment Bankers).

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"GAAP" shall mean United States generally accepted accounting principles.
"Goldsboro Sale-Leaseback Agreement" means the Purchase and Sale Agreement entered into as of May 29, 2014, between Realty Vanc, LLC, as Seller, and Anthony Perricone, Trustee of the Anthony Perricone Separate Property Trust dated April 17, 2013, as Purchaser, with respect to Restaurant No. 424 (located at 2200 Wayne Memorial Drive, Goldsboro, North Carolino 27534), and related ancillary agreements referred to therein, including a Lease Agreement.
"Governmental Authority" shall mean any court, tribunal, arbitrator, securities exchange, or governmental, judicial, or regulatory body, authority, commission, or agency.
"Hazardous Materials" means (a) any waste or other substance defined, classified, characterized or regulated as "hazardous," "dangerous," "radioactive" or "toxic" or as a pollutant, contaminant or waste under any Environmental Law, (b) any waste or other substance the presence of which legally requires investigation or remediation under any Environmental Law, (c) any waste or other substance not naturally occurring at a particular site at the existing concentrations of such substance at such site or (d) petroleum, including all derivatives thereof or synthetic substitutes therefore, and asbestos or asbestos-containing materials.
"Holdings" shall have the meaning set forth in Section 5.17.
"Hired Employees" shall have the meaning set forth in Section 5.7(b).
"Historical Financial Statements" shall have the meaning set forth in Section 3.7.
"Indemnified Party" shall have the meaning set forth in Section 8.4.
"Indemnifying Party" shall have the meaning set forth in Section 8.4.
"IRS" shall have the meaning set forth in Section 3.15(a).
"Knowledge of Sellers" shall mean the actual knowledge of any and all of Chancellor G. Carlisle, Paul Volpe and Don Nichols, after due inquiry but without the imputation of knowledge from any other Person or source. The receipt by a Seller Party of notice and similar phrases used in this Agreement shall mean and refer to the actual receipt by a Seller Party of notice to the actual knowledge of any and all of Chancellor G. Carlisle, Paul Volpe and Don Nichols, after due inquiry but without the imputation of knowledge from any other Person or source.
"Law" shall mean any foreign, multinational, or domestic law (federal, state or local, and including common law), statute, Order, code, ordinance, rule, constitution, directive, or guideline issued by a Governmental Authority (whether or not having the force of law) or regulation.
"Leased Equipment" shall have the meaning set forth in Section 2.1(a).
"Leased Real Property" shall have the meaning set forth in Section 1.3(b).

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"Liability" means any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, fixed, or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.
"License" shall mean any authorization, approval, franchise, license, registration, certificate of need or authority, permit, consent or Order of or from any Governmental Authority.
"Lien" shall mean any lien, pledge, security interest (including without limitation any conditional sale or other title retention agreement), consignment, power or attorney or appointment, mortgage, easement, charge, claim (whether or not then asserted), condition, covenant, declaration, reservation, restriction, right-of-way, leasehold interest, equitable interest, option, tenancy, right of first refusal, right of first offer, encroachments, overlaps, boundary line disputes, survey or title defects, exceptions, or imperfections, or encumbrance of any nature whatsoever, excluding Permitted Liens.
"Limitation Amount" shall have the meaning set forth in Section 8.6.
"Loss" or "Losses" shall mean any and all claims, Liabilities, obligations, losses (including any diminution in the value of the Business or Purchased Assets, Leased Real Property, Leased Equipment, 1031 Purchased Properties, Seller Option Property or Purchased Real Property), costs, expenses, penalties, fines, judgments, refunds, interest and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys' and accountants' fees and expenses) incurred by an Indemnified Party, but shall specifically exclude speculative and punitive damages (except to the extent any Indemnified Party pays such damages with respect to a third-party claim).
"Material Adverse Effect" shall mean a materially adverse effect on the financial condition, business, properties, or results of operations of the Business; provided, however Material Adverse Effect shall not include an effect or impact to the extent it results from (A) changes in Law of general applicability or of specific applicability to companies in the same industry as Seller, (B) changes in GAAP, (C) actions and omissions of Sellers taken with the prior written consent of Buyer in contemplation of the transactions contemplated by this Agreement, (D) conditions generally affecting any industry in which the Business participates (other than those relating to generally prevailing conditions in United States, financial markets or global economies), (E) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of Sellers due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated by this Agreement, or (F) any outbreak or escalation of hostilities or war or any act of terrorism; provided, however, in the case of clauses (A), (B), (C) and (D), such event, change, fact, circumstance or occurrence does not disproportionately affect the Business relative to other participants in the same industry or same industry sectors in which the Business operates.
"Order" shall mean any judgment, decree, consent decree, ruling, settlement agreement, stipulation, award, injunction, subpoena, writ, or order of any Governmental Authority.

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"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).
"Owned Real Property" shall have the meaning set forth in Section 1.3(a).
"Owned Vehicles" shall have the meaning set forth in Section 1.2(e).
"Permitted Liens" shall mean (a) Liens for Taxes not yet due and payable, (b) statutory and common law Liens of landlords, carriers, warehousemen, mechanics and workmen incurred in the Ordinary Course of Business for amounts not yet due and payable, and (c) imperfections of title that do not interfere with or impair the use or value of the assets subject thereto.
"Person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, or other entity or any government or any agency or political subdivision thereof.
"Personal Property" shall have the meaning set forth in Section 1.1.
"Purchased Assets" shall mean all of Sellers' rights, title and interests in all of (i) the Personal Property, excluding the Leased Equipment, (ii) the Assigned Contracts, Equipment Leases and Franchise Agreements, (iii) the Licenses, and (iv) any intellectual property described in Schedule 3.18.
"Purchase Price" shall have the meaning set forth in Section 1.7(a).
"QSCC" shall have the meaning set forth in Section 1.1(i).
"Real Estate Purchase Agreement" shall mean that certain Agreement for Purchase and Sale of Real Property (Commercial) dated effective April 25, 2014 between Morris G. Reaves, Kathy S. Reaves, Carolyn R. Buhts, Robert E. Buhts, Addiesue Webb, James Eugene White, Sally White, and Janet Marie White, as sellers, and Wendelta Property Holdings, LLC, as purchaser.
"Real Property Leases" shall have the meaning set forth in Section 1.3(b).
"Related Individuals" shall have the meaning set forth in Section 3.21.
"Restaurants" shall have the meaning set forth in Section 1.1.
"Retained Liabilities" shall have the meaning set forth in Section 1.6.
"SEC" shall have the meaning set forth in Section 5.6.
"Seller Leases" shall have the meaning set forth in Section 1.3(a)(i).
"Seller Option Property" shall have the meaning set forth in Section 1.3(d).
"Seller Parent" shall have the meaning set forth in the preamble.

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"Seller Parties" shall mean the Sellers and the Seller Parent.
"Seller Parties / Buyer Escrow Account" shall have the meaning set forth in Section 8.7.
"Sellers" shall have the meaning set forth in the preamble.
"Sellers' Benefit Plan" and "Sellers' Benefit Plans" shall mean any deferred compensation, pension, profit-sharing, and retirement plans, and all bonus, welfare, severance pay, and other "employee benefit plans" (as defined in Section 3(3) of ERISA), fringe benefit or stock option plans, including individual contracts, employee agreements, programs, or arrangements providing benefits, whether or not written, which are or have been participated in, or maintained by Sellers (or any Affiliate of Sellers for the benefit of employees or former employees of Sellers or their dependents and beneficiaries) at any time between December 31, 1997 and the date hereof or with respect to which any Seller has any outstanding, present or future Liability (including health, life insurance, and other benefit plans maintained for former employees or retirees).
"Sellers Indemnified Parties" shall have the meaning set forth in Section 8.3.
"Sellers' Insurance Policies" shall have the meaning set forth in Section 3.17(a).
"Tax" shall mean any (a) federal, state, provincial, local, or foreign income, gross receipts, gains, license, payroll, employment, excise, severance, escheat, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, profits, withholding on amounts paid or received, social security, unemployment, workers' compensation, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax, governmental fee or other like assessment of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) Liability of Sellers for the payment of any amounts of the type described in (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, or being a party to any agreement or arrangement whereby Liability of Sellers for payments of such amounts was determined or taken into account with reference to the Liability of any other Person for any period (or portion thereof) ending on or prior to the Closing Date, and (c) Liability of Sellers with respect to the payment of any amounts described in (a) as a result of any express or implied obligation to indemnify any other Person.
"Tax Return" shall mean any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes or required by ERISA, including any schedule or attachment thereto and any amendment thereof.
"WARN Act" shall have the meaning set forth in Section 5.7(d).
"Wendy's" shall mean Wendy’s International, Inc., an Ohio corporation, and its Affiliates.

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List of Schedules and Similar Attachments Omitted from Asset Purchase Agreement
Schedule 1.1 – Restaurants
Schedule 1.1(f) - Licenses
Schedule 1.2(a)(i) - Leased Equipment
Schedule 1.2(a)(ii) - Equipment Leases
Schedule 1.2(b)(i) - Assigned Contracts
Schedule 1.2(b)(ii) - Excluded Contracts
Schedule 1.2(g) - Other Excluded Property
Schedule 1.3(a) - Owned Real Property
Schedule 1.3(b) - Leased Real Property
Schedule 1.3(d) - Seller Option Property
Schedule 1.3(e) - 1031 Properties
Schedule 3.3 - Restrictions and Conflicts
Schedule 3.4 - Consents
Schedule 3.6 - Subsidiaries and Capital Structure
Schedule 3.8 - Liabilities
Schedule 3.9(c) - Ownership, Condition, and Sufficiency of Assets
Schedule 3.10 - Absence of Certain Changes
Schedule 3.11 - Legal Proceedings
Schedule 3.12 - ADA violations
Schedule 3.12(a) - Licenses
Schedule 3.13 - Contracts
Schedule 3.14 - Taxes
Schedule 3.15 - Benefit Plans
Schedule 3.15(e) – Post-Employment Benefits
Schedule 3.15(f) – Compensation/Benefits due to Employees
Schedule 3.15(g) - Actions against Benefit Plans
Schedule 3.16 - Labor Matters
Schedule 3.17 - Insurance Policies
Schedule 3.17(b) - Insurance Premiums
Schedule 3.18 - Intellectual Property
Schedule 3.20 - Environmental Matters
Schedule 3.21 - Related Party Agreements and Transactions
Schedule 3.24 - Broker Fees
Schedule 4.3 - Absence of Restrictions and Conflicts
Schedule 4.4 - Governmental Consent, Approval, Order or Authorization
Exhibit B – Lease Terms and Form of Lease
Exhibit C – Assignment and Assumption of Lease Agreements
Exhibit D – Inventory Reconciliation Form
Exhibit E – Assignment and Assumption of Contracts
Exhibit F – Bill of Sale and Assignment
Exhibit G – Franchise Agreements
Exhibit H – Image Activation and Refresh Plan; Marginal Restaurants
Exhibit I – Forms of Special Warranty Deeds (North Carolina and Virginia)

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Asset Purchase Agreement; provided,

however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.

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AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "Amendment"), dated as of July 14, 2014, is made by and among WENDELTA, INC., a Mississippi corporation, WENDELTA PROPERTY HOLDINGS, LLC, a Mississippi limited liability company, CARLISLE VANC, LLC, a Delaware limited liability company, REALTY VANC, LLC, a Delaware limited liability company (collectively, "Sellers"), CARLISLE CORPORATION, a Tennessee corporation ("Seller Parent"), and NPC QUALITY BURGERS, INC. a Kansas corporation ("Buyer"). Capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Sellers, Seller Parent and Buyer are parties to that certain Asset Purchase Agreement, dated as of June 11, 2014 (the "Purchase Agreement"); and
WHEREAS, the parties are entering into this Amendment to amend certain provisions of the Purchase Agreement, as set forth in further detail herein;
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments to Purchase Agreement.
(a)    Section 1.3(a)(iv) of the Purchase Agreement is hereby amended to add the following sentence at the end of Section 1.3(a)(iv):
"The 424 Lease shall provide that the right of first refusal in the 424 Lease shall not apply to any sale or transfer of the real property, buildings and improvements relating to Restaurant No. 424 that is consummated within one-hundred twenty (120) days after Closing."
(b)    Section 1.7(a)(i) of the Purchase Agreement is hereby amended to read in its entirety as follows:
"(i)    $58,101,895 in consideration for the sale of the assets related to the operation of the Restaurants (exclusive of cash banks and inventory, which are separately addressed below) and the Purchased Real Property and the 1031 Purchased Properties; plus"
(c)    Section 1.7(b) of the Purchase Agreement is hereby amended to read in its entirety as follows:
"(b)    Allocation of Purchase Price. The parties will allocate the Purchase Price (as adjusted) among the Purchased Assets, the Purchased Real Property, the 1031 Purchased Properties and, if acquired by Sellers prior to Closing, the Seller Option Property, in accordance with Section 1060 of the Code and the Treasury regulations thereunder and consistent with a purchase price allocation to be agreed to by the parties as promptly as

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practicable after Closing (based on Sellers' proposed allocation but subject to review and adjustment as reasonably requested by Buyer) (such allocation to be adjusted as appropriate to reflect adjustments pursuant to this Agreement and the final Purchase Price); provided that each of the parties agrees that (i) the adjusted tax basis of the tangible personal property and equipment and leasehold interests and improvements as of the Closing Date shall constitute the fair market value of such assets for purposes of Section 1060 of the Code and (ii) the parties will take into account sale prices of Purchased Real Property and the 1031 Purchased Properties by Sellers or Buyer to third parties consummated within one hundred twenty (120) days after Closing in determining the fair market value of such assets for purposes of Section 1060 of the Code. The Buyer and the Sellers shall report, act, and file all income Tax Returns in a manner consistent with such allocation (including IRS Form 8594). Neither the Buyer nor the Sellers shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless specifically required pursuant to a determination by an applicable Governmental Authority. The parties shall promptly advise one another of the existence of any tax audit, controversy, or litigation related to any such allocation."
(d)    Section 5.12 of the Purchase Agreement is hereby amended to read in its entirety as follows:

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5.12 Deficiencies. Sellers and Buyer shall cooperate in arranging all health and other inspections of the Restaurants by any Governmental Authorities required in connection with the transactions contemplated hereby. Sellers shall arrange for such inspections to occur prior to or as promptly as possible after Closing. In the event that a local health department or other Governmental Authority determines in its inspection of any of the Restaurants that there is a deficiency in the kitchen or other area of a Restaurant that would prevent Buyer from being permitted to open the subject Restaurant for business, require Buyer to close the Restaurant for remediation or require remediation within a specified period of time prior to or after Closing, Sellers shall pay the costs of correcting such deficiencies and to the extent any Restaurant cannot open or must be closed for any period of time as a result of such inspection, Seller Parties shall reimburse Buyer for any related costs and the lost profits during the period that the Restaurant is not fully operational. Sellers shall not have any responsibility to cure, repair, or pay for any violation or deficiency that occurs at a Restaurant after Closing and did not exist at or prior to Closing. Sellers shall receive a dollar-for-dollar credit for any FAR credit provided to the Buyer at Closing that is cured as a result of an inspection by a local health department or other Governmental Authority and subsequent repair by Sellers, which for the avoidance doubt only includes the following Restaurants for which Buyer received FAR credits:

406	431	536
407	432	537
408	512	538
409	522	539
410	524	540
411	526	542
412	527	544
413	532	545
424	534	546
427	535	547

(e)    Section 5.13 of the Purchase Agreement is hereby amended to add the following sentences at the end of Section 5.13:
With respect to Restaurant 403 (4006 Arendell Road, Morehead City, NC), Sellers shall cause the pylon Wendy’s sign to be repaired prior to Closing or promptly thereafter. Sellers have engaged Neal’s Sign to provide an estimate for such repair.
(f)    A new Section 5.21 is hereby added to the Purchase Agreement, to read in its entirety as follows:
"5.21 Certain Real Property Matters. With respect to the Purchased Real Property, the 1031 Purchased Properties and the Seller Option Property, to the extent Buyer receives, within forty-five (45) days following the Closing, surveys or updates to surveys, and such surveys or updates to surveys show any items or matters ("New Items/Matters") that exist

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as of Closing or are otherwise caused by Sellers or Seller Parent and are not expressly identified or shown on title commitments, title policies or surveys provided to Buyer prior to the date of this Amendment, then Sellers and Seller Parent shall jointly and severally indemnify, defend, and hold harmless Buyer Indemnified Parties from, against, and in respect of any and all Losses arising out of or relating to any such New Items/Matters (except for Permitted Liens or Liens which will be released at or promptly after Closing as provided in Section 2.2(b)(i)), including any costs to remedy any survey defect or other adverse survey items or matters."
(g)    Exhibit B to the Purchase Agreement is hereby amended to add the following immediately prior to the Form of Lease in Exhibit B:
Restaurant 424
424 – Wayne Memorial
20 year original lease term, plus four 5-year renewal options. The lease rental rates will increase 10% every 5 years during the primary term and at the inception of each renewal term.

Lease Term	Begin Date	End Date	Annual Base Rent
1	Closing	Year 5	$107,215.00
1	Year 6	Year 10	$117,936.50
1	Year 11	Year 15	$129,730.15
1	Year 16	Year 20	$142,703.17
2	Year 21	Year 25	$156,973.48
3	Year 26	Year 30	$172,670.83
4	Year 31	Year 35	$189,937.91
5	Year 36	Year 40	$208,931.70

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(h)    Each of the following exhibits and schedules to the Purchase Agreement are amended to read in their entirety in the forms attached to this Amendment: Exhibit G and Schedules 1.2(b)(i), 1.3(a), 1.3(e), 3.11, 3.16 and 3.17.
(i)    Section 3.2 of the Purchase Agreement is hereby amended to add the following at the end of Section 3.2:
Realty VANC, LLC owns all of the outstanding equity interests and voting interests in 1610 Cotton Grove Road, LLC and 391 US 70, LLC (the "Additional Entities"). All of the representations and warranties in this Section 3 regarding Sellers are true and correct with respect to the Additional Entities to the same extent as if such Additional Entities were included as Sellers in this Section 3.
(j)    The parties agree that the Closing shall be effective on 12:01 a.m. on July 14, 2014, notwithstanding the fact that the Closing will not be completed until July 15, 2014.
(k)    Section 2.2(b)(viii) of the Purchase Agreement provides that Sellers are to deliver to Buyer at Closing, to the extent applicable, copies of such tax clearance certificates or other similar confirmation from all applicable state, city, and/or local jurisdictions indicating that the tax affairs of the Sellers as they relate to the operation of the Restaurants and the ownership and use of the Purchased Assets and Owned Real Property, and lease and use of the Leased Real Property, are in order, and that all tax liabilities and obligations relating to the operation of the Restaurants and the ownership and use of the Purchased Assets, Owned Real Property and Leased Real Property are current as of the date of such certificate or confirmation. Sellers have advised Buyer that Sellers have not received such tax clearance certificates or other similar confirmations as of the date of this Amendment, and Sellers acknowledge and agree to use their commercially reasonable best efforts to obtain and provide such tax clearance certificates or other similar confirmations with respect to sales and use taxes to Buyer within thirty (30) days following Closing; provided, however, with respect to sales tax payments made by Sellers in the ordinary course of business, Sellers shall make such payments prior to the same being delinquent and shall provide such certificates or other similar confirmations within thirty (30) days following timely payment thereof.
(l)    With respect to payoff letters provided to Buyer (or to Fidelity National Title Insurance Company) with respect to secured parties in connection with obligations of Sellers, Sellers will use their commercially reasonable best efforts to obtain and provide to Buyer within thirty (30) days following Closing reasonably evidence that amendments, releases, or terminations of financing statements and any other Liens of record for the benefit of such secured parties that encumber any of the rights, titles, interests or properties acquired by Buyer under the Purchase Agreement have been properly filed of record for purposes of releasing all such Liens.
(m)    Each of the Selling Parties hereby certifies that it is not a broker within the meaning of Section 6045 of the Code.

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2.	Nature of Amendment; No Other Amendments; Effectiveness.
(a) The parties hereby acknowledge and agree that the provisions of Section 1 of this Amendment constitute an amendment to the Purchase Agreement in accordance with Section 9.4 of the Purchase Agreement.
(b) Except as specifically amended by this Agreement, all other terms and provisions of the Purchase Agreement (including the exhibits and schedules thereto) shall remain in full force and effect.
(c) Each reference in the Purchase Agreement to the words "this Agreement," "herein", "hereof", "hereby", "hereto" and "hereunder" or words of like import referring to the Purchase Agreement shall mean and be a reference to the Purchase Agreement as amended by this Amendment.
(d) Each reference to the Purchase Agreement in each ancillary agreement or other document entered into pursuant to or in connection with the Purchase Agreement shall mean and refer to the Purchase Agreement as amended by this Amendment.
(e) Each of the parties hereto agree that this Amendment shall be effective as of the execution hereof.
3.General Provisions. All of Section 9 of the Purchase Agreement is hereby incorporated into this Amendment by reference and shall apply to this Amendment.
* * * * *

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date and year first above written.
BUYER:

NPC QUALITY BURGERS, INC.

By: /s/ Troy D. Cook
Name: Troy D. Cook

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Title: Vice President, Treasurer and Secretary

SELLERS:

WENDELTA, INC.

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    President

WENDELTA PROPERTY HOLDINGS, LLC

By:    Carlisle Corporation, its manager

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By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

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CARLISLE VANC, LLC

By:    Carlisle Corporation, its manager

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

REALTY VANC, LLC

By:    Carlisle Corporation, its manager

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

SELLER PARENT:

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CARLISLE CORPORATION

By: /s/ Chancellor G. Carlisle
Name:    Chancellor G. Carlisle
Title:    Vice President

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List of Schedules and Similar Attachments Omitted from Amendment No. 1 to Asset Purchase Agreement

Schedule 1.2(b)(i) - Assigned Contracts
Schedule 1.3(a) - Owned Real Property
Schedule 1.3(e) - 1031 Properties
Schedule 3.11 - Legal Proceedings
Schedule 3.16 - Labor Matters
Schedule 3.17 - Insurance Policies
Exhibit G – Franchise Agreements

Upon request, the registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to Amendment No. 1 to Asset Purchase Agreement; provided, however, that the registrant may request confidential treatment of omitted items prior to any public disclosure.

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